Exhibit 10.34
INTERCREDITOR DEED
THE STATE OF NEW SOUTH WALES
ASBESTOS INJURIES
COMPENSATION FUND LIMITED
(ACN 117 363 461)
JAMES HARDIE INDUSTRIES N.V.
(ARBN 097 829 895)
AET STRUCTURED FINANCE
SERVICES PTY LIMITED (ABN 12 106 424 088)
2 Park Street      Sydney      NSW 2000       Australia
email@gtlaw.com.au      www.gtlaw.com.au       Telephone + 61 2 9263 4000       Facsimile + 61 2 9263 4111

CONTENTS

1. PRELIMINARY	3
1.1 Defined Terms and Interpretation	3
1.2 Consideration	4
1.3 Crown immunity	4
1.4 Condition precedent	4

2. DEED	4
2.1 Effect	4
2.2 Benefit	5
2.3 Inconsistency	7

3. INTERCREDITOR ARRANGEMENTS	7
3.1 Purpose of this deed	7
3.2 NSW Government not a creditor of JHINV	7
3.3 Turnover	8
3.4 Status and ranking of the Compensation Debt	8

4. PROCEDURE ON INSOLVENCY	8
4.1 Proceeds held on trust	8
4.2 Distribution of Proceeds	9
4.3 Payment of amounts recovered	9
4.4 Residual Rights	10
4.5 No exercise of Financiers’ rights	10
4.6 Substitution of the Fund Trustee	11
4.7 Additional Rights	11

5. RIGHTS IN RELATION TO THE COMPENSATION DEBT	12
5.1 No prohibition	12
5.2 NSW Government Enforcement Rights	13

6. COVENANTS	15
6.1 Restriction on dealings	15

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6.2 No security	15

7. GUARANTEE TRUSTEE	16
7.1 Appointment and removal	16
7.2 Sole Representative	16
7.3 Acknowledgement by the Fund Trustee and the NSW Government	17
7.4 No Guarantee Trustee	17
7.5 Acknowledgement by the Guarantee Trustee	17
7.6 Substitution of the Guarantee Trustee	18
7.7 Standard of Duty	19
7.8 Functions, duties and obligations of the Guarantee Trustee	19

8. VOTING IN INSOLVENCY PROCEEDINGS	23
8.1 Irrevocable Appointment of Attorney	23
8.2 Voting	25
8.3 Appointment of an Independent Expert	27
8.4 Role of the Independent Expert	30
8.5 Notice of determination by the Independent Expert	32
8.6 Assistance to the Independent Expert	32
8.7 Determination by the Independent Expert final	32
8.8 Consent of NSW Government required in certain circumstances	32
8.9 Options providing for a return to shareholders of JHINV	33
8.10 Defaulting or absent Guarantee Trustee	34
8.11 Residual Power	34

9. CHANGES TO RIGHTS	35
9.1 Rights of the Financiers are protected	35
9.2 Payments	37
9.3 Reinstatement of rights	37
9.4 Set-off	37
9.5 Discretion in exercising rights	37

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9.6 Partial exercising of rights	38
9.7 Remedies cumulative	38
9.8 Variation and waiver	38

10. INCONSISTENT LAW	38
10.1 Inconsistent law	38
10.2 Supervening legislation	38

11. NOTICES	38

12. GOVERNING LAW AND JURISDICTION	41
12.1 Governing law	41
12.2 Submission to jurisdiction	41
12.3 Service	41

13. COUNTERPARTS	41

14. GENERAL	41
14.1 Severability	41
14.2 No waiver	42
14.3 Further assurances	42
14.4 Entire agreement	42
14.5 Cumulative rights	42
14.6 Certificates	43
14.7 Amendment of this deed	43
14.8 Confidentiality	43

15. GUARANTEE TRUSTEE LIMITATION OF LIABILITY	44
15.1 Limitation of liability	44
15.2 Guarantee Trustee’s knowledge	45
15.3 Reliance on notices	45

SCHEDULE 1 — FINANCIER NOMINATION LETTER	49

SCHEDULE 2 — ACCESSION DEED	52

SCHEDULE 3 — FORM OF POWER OF ATTORNEY	53

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1. APPOINTMENT	53

2. WHAT THE APPOINTER MAY DO	53

3. GENERAL	54
3.1 Attorney’s acts valid	54
3.2 Benefit to the Attorney	54
3.3 Governing law	54

4. COMPLIANCE WITH INTERCREDITOR DEED	54

5. INTERPRETATION	55

ATTACHMENT A — DICTIONARY AND INTERPRETATION	56

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DATED 19 December 2006
PARTIES
1.	THE STATE OF NEW SOUTH WALES of Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000 (NSW Government)

2.	ASBESTOS INJURIES COMPENSATION FUND LIMITED (ACN 117 363 461) of Level 3, 22 Pitt Street, Sydney, NSW 2000 in its capacity as trustee for the Charitable Fund (Fund Trustee)

3.	JAMES HARDIE INDUSTRIES N.V. (ARBN 097 829 895) a limited liability company incorporated in The Netherlands, with its corporate seat in Amsterdam, and having its registered office at Atrium, Unit 04-07, Strawinskylaan 3077, 1077 ZX Amsterdam, The Netherlands (with its Australian registered office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales) (JHINV)

4.	AET STRUCTURED FINANCE SERVICES PTY LIMITED (ABN 12 106 424 088) of 80 Alfred Street, Milsons Point NSW 2061 in its capacity as trustee for the Financiers under the Guarantee Trust (Guarantee Trustee)
The defined terms in the above list of parties are given expanded meanings in the Dictionary in Part 1 of Attachment A to this deed.
BACKGROUND
This deed is entered into in the following context (where capitalised terms are defined in clause 1):
A.	James Hardie Industries Limited (now known as ABN 60 Pty Limited) (JHIL), a company organised under the laws of Australia, was listed on the Australian Stock Exchange in 1951. The business then carried on by JHIL and its subsidiaries had by that time been carried on in Australia, in one form or another and under the “James Hardie” name, for at least 60 years.

B.	Under plans of reorganisation and capital restructuring executed between 1998 and 2001, JHIL sold on arm’s length terms substantially all of its business, operations and undertaking to members of the JHINV Group with the result that

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JHINV became the ultimate holding company of the businesses formerly carried on or controlled by JHIL.

C.	JHINV is a company organised under the laws of The Netherlands and is listed on both the Australian Stock Exchange and the New York Stock Exchange (with the listing on the latter exchange via American Depository Receipts). At the date of this deed, the JHINV Group carries on the business of manufacturing building products in the United States of America, Australia, New Zealand and the Philippines.

D.	On 21 December 2004, JHINV and others entered into a non-binding Heads of Agreement containing, among other things, a set of agreed principles on which the Performing Subsidiary will provide, and JHINV will guarantee the payment of, funding to the Charitable Fund on a long term basis of compensation for personal injury and death claims made in Australia against JHIL or certain former subsidiaries of JHIL arising from exposure to asbestos in Australia.

E.	On 1 December 2005 the NSW Government, JHINV and the Performing Subsidiary entered into the Original Final Funding Agreement with the common intention of making funding available by JHINV and/or its subsidiaries to pay, on the basis set out in the Original Final Funding Agreement, Proven Claims (as defined in the Original Final Funding Agreement) against the Liable Entities (as defined in the Original Final Funding Agreement).

F.	On 8 June 2006 the Fund Trustee executed a Deed of Accession so as to become a party to the Original Final Funding Agreement and to give effect to the intention and agreement of the relevant parties referred to in paragraph E above.

G.	On 21 November 2006 the parties to the Original Final Funding Agreement (including the Fund Trustee) entered into Final Funding Agreement, thereby amending and restating the Original Final Funding Agreement.

H.	On or about 14 December 2006 Asbestos Injuries Compensation Fund Limited entered into the Trust Deed and on or about 14 December 2006 in its capacity as trustee of the Discretionary Fund became a party to the Final Funding Agreement by executing a Deed of Accession.

I.	JHINV has guaranteed the obligations of the Performing Subsidiary under the Final Funding Agreement on and subject to the terms of the Guarantee.

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J.	The creditor of JHINV under the Guarantee is the Fund Trustee.

K.	The claim of the Fund Trustee against JHINV under the Guarantee is an ordinary unsecured claim (concurrente vordering).

L.	The NSW Government is not a creditor of JHINV in relation to the payment of the Compensation Debt.

M.	However, the NSW Government shall be entitled to directly enforce all promises made by JHINV to the Fund Trustee under the Guarantee subject to, and in accordance with, the provisions of the Guarantee.

N.	The purpose of this deed is to set out the agreement between (1) the Fund Trustee and the NSW Government, and (2) the Guarantee Trustee and the Financiers, as to the manner in which certain rights in respect of the Compensation Debt and the Finance Money Debt respectively are to be exercised in an Insolvency of JHINV.

O.	JHINV is a party to this deed for the sole purpose of nominating Persons as Financiers, assuming certain obligations and being entitled to directly enforce the promises made under clauses 2.2 and 8 of this deed (and, if required for such enforcement, clauses 1, 2.1, 2.3 and 10 to 14 inclusive).

P.	This deed is not intended, and shall not be taken, to (1) affect the status or ranking of the Compensation Debt as an ordinary unsecured claim (concurrente vordering) against JHINV, (2) affect the status or ranking of the Compensation Debt as against the other debts (including the Finance Debt Money) or the other creditors of JHINV (including the Financiers) in an Insolvency of JHINV, or (3) constitute a subordination agreement within the meaning of section 3:277 (2) Dutch Civil Code.
THE PARTIES AGREE
1.	PRELIMINARY

1.1	Defined Terms and Interpretation

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(a)	A term or expression starting with a capital letter which is defined in the Dictionary in Part 1 of Attachment A (Dictionary), has the meaning given to it in the Dictionary.

(b)	The Interpretation clauses in Parts 2 and 3 of Attachment A (Interpretation and Trust Convention) set out rules of interpretation for this deed.

1.2	Consideration
Each party acknowledges entering into this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other parties to this deed (including, in the case of the Fund Trustee, the NSW Government and JHINV, the execution of the Final Funding Agreement and the Guarantee).
Each Replacement Trustee or New Guarantee Trustee who accedes to this deed in accordance with clause 4.6 or 7.6 will be taken to acknowledge becoming a party to this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other parties to this deed.
1.3	Crown immunity
This deed binds the Crown in right of New South Wales and to the maximum extent permitted by law the NSW Government hereby waives all Crown immunity with respect to this deed.
1.4	Condition precedent
Notwithstanding any other provision of this deed, the provisions of, and the obligations of the parties under, this deed are subject to, and do not commence until, each of the conditions set out in clause 2.1 of the Final Funding Agreement have been satisfied or waived in writing by the parties to the Final Funding Agreement.
2.	DEED

2.1	Effect
Subject to clauses 2.3, 4.6 and 7.6, this deed takes effect as both:
(a)	a deed between the NSW Government, the Fund Trustee, JHINV and the Guarantee Trustee; and

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(b)	a deed poll by the NSW Government and the Fund Trustee in favour of each Financier from time to time in respect of any Finance Money Debt raised or incurred by JHINV from time to time during the term of the Final Funding Agreement.
For the avoidance of doubt:
(i)	this deed continues for the term of the Final Funding Agreement even though there may be no Finance Money Debt outstanding at any particular point in time;

(ii)	this deed terminates on the date upon which the obligations of JHINV under the Guarantee have been satisfied or discharged in full in accordance with the Guarantee; and

(iii)	undertakings expressed to be in favour of some of the parties to this deed (excluding JHINV) are not given in favour of JHINV, although JHINV is entitled to directly enforce the promises made under clauses 2.2 and 8 of this deed (and, if required for such enforcement, clauses 1, 2.1, 2.3 and 10 to 14 inclusive).
2.2	Benefit
(a)	Each Financier has the benefit of, is bound by and is entitled to enforce this deed even though it is not a party to, or is not in existence at the date of execution and delivery of this deed.

(b)	Subject to clause 2.2(f), the benefit and obligations of this deed may be extended to any Person (and such Person shall become a Financier) in relation to any document (and such document shall become a Finance Document) under which liabilities are owed to such Person where such liabilities are, or are required to be, included in the JHINV Group’s financial statements or notes thereto as debt or borrowings (including bank loans, letter of credit facilities, derivatives and debt capital markets issues which are, or are required to be, so included or noted) of JHINV (or another member of the JHINV Group the performance of whose obligations has been guaranteed by JHINV) by JHINV signing and delivering to that Person (or an agent or trustee acting on behalf of that Person) and the Guarantee Trustee, a Financier Nomination Letter and the Person (or an agent or trustee acting on behalf of the Person) countersigning such Financier Nomination

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Letter and delivering the countersigned Financier Nomination Letter to the Guarantee Trustee.

(c)	Without limiting clause 2.2(b), the benefits and obligations of this deed do not extend to a Person:
(i)	by reason of any conduct or representation made by JHINV to that Person; and

(ii)	unless and until the Guarantee Trustee has received a duly countersigned Financier Nomination Letter from that Person (or an agent or trustee acting on behalf of the Person).
(d)	The Guarantee Trustee must:
(i)	promptly send a copy of each countersigned Financier Nomination Letter to the NSW Government and the Fund Trustee (other than a Financier Nomination Letter in respect of a Financier where this deed has ceased to apply to that Financier in accordance with clause 2.2(g)) upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of the occurrence of an Insolvency of JHINV; and

(ii)	following the occurrence of an Insolvency of JHINV, on request provide to the NSW Government and the Fund Trustee written confirmation of the nature and quantum of the Finance Money Debt as at the date such information is provided.
(e)	The Fund Trustee and the NSW Government confirm that, subject to clause 2.2(f), each of them has irrevocably and for valuable consideration authorised JHINV to sign and deliver any Financier Nomination Letter, nominating a Person as a Financier and a document as a Finance Document, and acknowledge and confirm that the provisions of this deed which are for the benefit of the Financiers, will extend to that Financier and the Finance Document so nominated.

(f)	The benefit and obligations of this deed in relation to Financiers may not be extended to any Person to the extent that Person is an Excluded Lender and any such nomination shall be of no force or effect for the purposes of this deed.

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(g)	This deed shall cease to apply to a Financier once:
(i)	there is no Finance Money Debt in respect of that Financier;

(ii)	JHINV has no outstanding obligations to the Financier in relation to any Finance Money Debt; and

(iii)	that Financier has no further obligation to provide financial accommodation to JHINV (or another member of the JHINV Group the performance of whose obligations has been guaranteed by JHINV) under the relevant Finance Documents, or that Financier otherwise consents in writing to such cessation.

(h)	If this deed ceases to apply to a Financier in accordance with clause 2.2(g), JHINV and that Financier must promptly notify the Guarantee Trustee.
2.3	Inconsistency
If any provision of the Final Funding Agreement, any Related Agreement (as defined in the Final Funding Agreement, but excluding this deed), the Guarantee, the Finance Guarantee or any Finance Document is inconsistent with this deed, this deed prevails to the extent of the inconsistency unless a contrary intention is expressed in this deed.
3.	INTERCREDITOR ARRANGEMENTS

3.1	Purpose of this deed
The purpose of this deed is to set out the agreement between:
(a)	the Fund Trustee and the NSW Government; and

(b)	the Guarantee Trustee and the Financiers,
as to the manner in which certain rights in respect of the Compensation Debt and the Finance Money Debt respectively are to be exercised in an Insolvency of JHINV.
3.2	NSW Government not a creditor of JHINV
Notwithstanding the wording of any other provision of the Final Funding Agreement, the Guarantee, any other Related Agreement or this deed, the NSW Government

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acknowledges that it is not a creditor of JHINV in relation to the payment of the Compensation Debt.
3.3	Turnover
Each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that if JHINV becomes Insolvent, any amount (in the form of money or other property) paid to it by or for the account of, or recovered by it from or for the account of, JHINV in respect of the Compensation Debt, after the occurrence of the relevant Insolvency Event, will be paid, or otherwise accounted for, to the Guarantee Trustee or the relevant Financiers in accordance with this deed, until the Finance Money Debt has been paid and satisfied in full.
3.4	Status and ranking of the Compensation Debt
The parties to this deed acknowledge and agree that this deed does not:
(a)	affect the status or ranking of the Compensation Debt as an ordinary unsecured claim (concurrente vordering) against JHINV;

(b)	affect the status or ranking of the Compensation Debt as against the other debts (including the Finance Money Debt) or the other creditors of JHINV (including the Financiers) in an Insolvency of JHINV; nor

(c)	constitute a subordination agreement within the meaning of section 3:277 (2) Dutch Civil Code.
4.	PROCEDURE ON INSOLVENCY

4.1	Proceeds held on trust
Subject to this deed, while JHINV is Insolvent and for so long as any Finance Money Debt remains outstanding, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to hold all Proceeds received by it from or on account of JHINV (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt in full) on trust for the relevant Financiers.
For so long as any Finance Money Debt remains outstanding, then promptly after receipt by it of any Proceeds from or on account of JHINV, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to notify the Guarantee Trustee and deposit the Proceeds (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt in full) into one or more accounts specifically designated

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by the Guarantee Trustee for that purpose (or, in the case of any Proceeds which consist of property other than money, transfer such property to the Guarantee Trustee).
This clause establishes a trust over the Proceeds. The trust commences on the date of this deed and if not previously terminated, terminates on the day before the eightieth anniversary of the date of this deed. It does not create a charge or other security interest over the Proceeds.
4.2	Distribution of Proceeds
Each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that all Proceeds received by it from or on account of JHINV are to be held and distributed:
(a)	first, to the Guarantee Trustee on account of the Finance Money Debt which remains owing by JHINV to the Financiers, after all payments received from, or due and payable under the Insolvency by, the Insolvency Official and all prior payments under this clause 4.2(a), if any, have been taken into account (“Net Finance Money Debt”);

(b)	secondly, to the extent of any balance after repayment of the Net Finance Money Debt owed by JHINV to the Financiers in full, to the Fund Trustee to satisfy the Compensation Debt; and

(c)	thirdly, to the extent of any balance after repayment of the Compensation Debt in full, to JHINV (for its own account).
4.3	Payment of amounts recovered
Subject to the provisions of this clause 4.3, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that, if at any time while JHINV is Insolvent an amount (in the form of money or any other property):
(a)	is received or recovered by a Compensation Party on account of the Compensation Debt (which is not subject to the trust in clause 4.1); or

(b)	is paid to any Person other than a Compensation Party in connection with the Compensation Debt with the consent or at the request of a Compensation Party or for the benefit of a Compensation Party; or

(c)	is set off by a Compensation Party against the Compensation Debt (whether by operation of law or otherwise),

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the Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to promptly notify the Guarantee Trustee and pay into one or more accounts specifically designated by the Guarantee Trustee for that purpose the amount (or, in the case of any Proceeds which consists of property other than money, transfer such property to the Guarantee Trustee) received, recovered, paid or set off (or such proportion of the amount or other property sufficient to discharge and satisfy the Finance Money Debt in full).
If in an Insolvency of JHINV, a Compensation Party is required to refund, repay or otherwise disgorge to, or in favour of, JHINV all or any part of an Annual Payment received prior to the occurrence of the relevant Insolvency Event (otherwise than pursuant to clause 14.9(b) of the Final Funding Agreement as the result of any overpayment of that Annual Payment), this clause 4.3 does not apply if that amount is set off against another amount owed by JHINV to that Compensation Party and no payment is required by that Compensation Party pursuant to this clause 4.3 in respect of the amount set off.
4.4	Residual Rights
If at any time subsequent to the occurrence of an Insolvency Event in respect of JHINV, the Financiers have received, whether by way of distribution by the Insolvency Official in the Insolvency, as payments to the Guarantee Trustee under clause 4 or otherwise, an amount at least equal to the amount (in the form of money or any other property) of the Finance Money Debt, the Financiers agree for the benefit of the Fund Trustee and the NSW Government that the Financiers must:
(a)	not withdraw, waive, release, compromise or deal in any way with their remaining rights in the Insolvency in relation to the Finance Money Debt (Residual Rights);

(b)	until the Compensation Debt has been discharged and satisfied in full, do anything reasonably required by the NSW Government (at the cost of the NSW Government) to assign or otherwise transfer their Residual Rights to the Fund Trustee or to enable the Fund Trustee to be subrogated to, or otherwise enjoy the benefit of, the Residual Rights; and

(c)	pay any money and/or any other property received pursuant to the Residual Rights to the Fund Trustee.
4.5	No exercise of Financiers’ rights

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As long as any of the Finance Money Debt remains outstanding, each Compensation Party and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that such party may not, without the prior written consent of the Guarantee Trustee, exercise any right to claim to be entitled to the benefit of any of the rights of some or all of the Financiers (including the benefit of any Residual Rights or any Security Interest or guarantee, indemnity or assurance against financial loss) in respect of any Finance Money Debt.
In addition, if a Replacement Trustee has been appointed or nominated, but not yet executed and delivered an Accession Deed (and a power of attorney as required by clause 8.1(b)) in accordance with clause 4.6, the NSW Government agrees for the benefit of the Guarantee Trustee and the Financiers to ensure that, as long as any of the Finance Money Debt remains outstanding, the Replacement Trustee does not exercise or seek to exercise any right to claim to be entitled to the benefit of any of the rights of some or all of the Financiers (including the benefit of any Residual Rights or any Security Interest or guarantee, indemnity or assurance against financial loss) in respect of any Finance Money Debt.
4.6	Substitution of the Fund Trustee
If a Replacement Trustee is appointed in accordance with the Final Funding Agreement then the NSW Government must:
(a)	promptly notify the Guarantee Trustee of the appointment and the identity and contact details of the Replacement Trustee; and

(b)	procure, at its own expense, that the Replacement Trustee duly executes and delivers an Accession Deed (and a power of attorney as required by clause 8.1(b)) to each party to this deed.
A Replacement Trustee acquires no rights or benefits under this deed (either in its capacity as such or as successor to the Fund Trustee) until such time as an Accession Deed (and a power of attorney as required by clause 8.1(b)) has been duly executed by the Replacement Trustee and delivered to each party to this deed. This clause does not require such documents to be delivered to a Financier.
The NSW Government shall ensure that the Replacement Trustee is incorporated in the State of New South Wales.
4.7	Additional Rights
(a)	If in connection with an Insolvency of JHINV a Compensation Party is required to disgorge or unwind all or part of the recovery of receipt of Proceeds or any

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other amounts (in the form of money or other property) received by it from, or on account of, JHINV and which have been paid to the Guarantee Trustee or a Financier in accordance with this clause 4, the Guarantee Trustee or the relevant Financier (as the case may be), must promptly, following a request from the relevant Compensation Party, repay to the relevant Compensation Party the amounts (or other property) so received by it from that Compensation Party.

(b)	If in connection with an Insolvency of JHINV the Guarantee Trustee or a Financier is required to disgorge or unwind all or part of the recovery of any money and/or any other property received pursuant to the Residual Rights and which have been paid to the Fund Trustee in accordance with clause 4.4(c), the Fund Trustee, must promptly, following a request from the Guarantee Trustee or the relevant Financier (as the case may be), repay to the Guarantee Trustee or the relevant Financier (as the case may be), the amounts (or other property) so received by it in accordance with clause 4.4(c).
5.	RIGHTS IN RELATION TO THE COMPENSATION DEBT

5.1	No prohibition
Subject to the provisions of clauses 3.3, 4.1, 4.2, 4.5, 6 and 8 of this deed, no Compensation Party nor the NSW Government is prohibited by this deed from, or restricted in exercising all or any of its rights under the Final Funding Agreement or the Guarantee in relation to the obligations and liabilities of JHINV, whether before or after the occurrence of an Insolvency Event in respect of JHINV.
Without limiting the generality of the foregoing, but subject to the provisions of clauses 3.3, 4.1, 4.2, 4.5, 6 and 8 of this deed, a Compensation Party and the NSW Government (but only to the extent it is entitled to do so acting in accordance with the Final Funding Agreement and applicable law) may:
(a)	make demand for, commence proceedings in relation to, enforce any judgment in relation to and compromise or settle any claim in relation to all such obligations and liabilities;

(b)	seek or obtain from any court of competent jurisdiction at any time an order directing JHINV to make any payment under or to specifically perform its obligations under the Final Funding Agreement or the Guarantee, or similar equitable relief;

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(c)	make application to any court of competent jurisdiction for the winding up of, or in relation to the Insolvency, of JHINV;

(d)	be present and vote at any meeting of creditors or other meeting which it is entitled to attend concerning any proposal relating to JHINV or at any meeting relating to the Insolvency of JHINV;

(e)	individually make submissions to an Insolvency Official in connection with any Insolvency of JHINV;

(f)	prove the Compensation Debt in any Insolvency of JHINV; and

(g)	participate in any proceedings relating to its right to vote and prove or otherwise participate in any meeting, proceeding or distribution concerning the Insolvency of JHINV.

5.2	NSW Government Enforcement Rights

(a)	Any action or the enforcement of any rights of a Compensation Party under this deed in the event of an Insolvency of JHINV may only be taken by the NSW Government, unless the NSW Government otherwise consents in writing to the Fund Trustee taking such action or enforcing those rights.

For the avoidance of doubt, this clause does not preclude an Attorney exercising any rights under a power of attorney granted pursuant to, and in accordance with, clause 8.

(b)	Any action taken by the NSW Government under this deed:
(i)	shall oblige the Fund Trustee to cause any similar or inconsistent action to be revoked, rescinded or discontinued, provided that the Fund Trustee may resume or initiate any such action if and to the extent that the corresponding action taken by the NSW Government is revoked or abandoned by notice in writing by the NSW Government; and

(ii)	shall oblige the NSW Government to hold on trust for the Fund Trustee in accordance with, and subject to, clause 4.1 any amounts (in the form of money or other property) received or recovered under, or in respect of, the action taken.

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(c)	Where this deed requires or contemplates the consent of, or a nomination or determination by the Fund Trustee, such consent, nomination or determination shall only be effective if consented to by the NSW Government, and the Guarantee Trustee must not accept or act on a notice of consent, nomination or determination, or any other direction, by the Fund Trustee, unless such notice is accompanied by consent from the NSW Government.

(d)	Without limiting clauses 5.2(a) or (c), the parties acknowledge that:
(i)	under clause 16.6(f) of the Final Funding Agreement the Fund Trustee has agreed not to, without the prior written consent of the NSW Government, waive or compromise all or any part of any payment (actually or contingently) due from JHINV or the Performing Subsidiary under the Final Funding Agreement or any Related Agreement (including this deed); and

(ii)	any such waiver or compromise by the Fund Trustee that is not accompanied by such written consent from the NSW Government shall be invalid and has no effect on the obligations of the parties under this deed and cannot be relied upon by the parties or pleaded by way of estoppel or otherwise in any action or proceeding for the enforcement of the Final Funding Agreement or any Related Agreement (including this deed).
(e)	The NSW Government acknowledges that its right to enforce this deed is subject to clause 16.6 of the Final Funding Agreement (but, in an Insolvency of JHINV, only to the extent the provisions of that clause apply in an Insolvency of JHINV).

(f)	Without limiting clauses 5.2(a) or (c), the parties acknowledge that the NSW Government may commence or institute proceedings in any jurisdiction in relation to the existence or amount of the Compensation Debt (but, in the case of any Wind Up or Reconstruction Amount (as defined in the Final Funding Agreement), subject to clause 10 of the Final Funding Agreement) or any voting rights attaching thereto, or any matters incidental to determining such amount or voting rights.

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6.	COVENANTS

6.1	Restriction on dealings
The Fund Trustee and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that such party may not assign, transfer, create a Security Interest in respect of or otherwise create rights in respect of or deal with any of its rights under the Final Funding Agreement, the Guarantee or this deed (including all Proceeds), or consent or agree to any of those things, without:
(a)	in the case of an assignment, a transfer, the creation of a Security Interest or other rights or a dealing which in any case affects the nature, timing or quantum of the amount actually or contingently payable to a Compensation Party under the Final Funding Agreement, the Guarantee or another Related Agreement, the prior written consent of the Guarantee Trustee acting on instructions from all or a specified majority of the Financiers as referred to in clause 7.3; and

(b)	the assignee, the transferee, the holders of that Security Interest or those other rights and all other persons having an interest in the rights of the Fund Trustee and the NSW Government under the Final Funding Agreement, the Guarantee or this deed (including all Proceeds) as a result of any such dealing, having agreed to be bound by the corresponding obligations of the relevant Compensation Party or the NSW Government under the Final Funding Agreement, the Guarantee or this deed (as the case may be).

6.2	No security
Each of the Fund Trustee and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that it may not do, or agree to do, any of the following:
(a)	(set off) during the Insolvency of JHINV, exercise any right of set off in respect of the Compensation Debt;

(b)	(Security Interest or guarantee) except for the Guarantee and a Cross Guarantee (Fund Guaranteed Money), accept from JHINV or another member of the JHINV Group the benefit of any Security Interest or guarantee, indemnity or assurance against financial loss in respect of the Compensation Debt; or

(c)	(arrangements) enter into any arrangement, take any action or fail to do any thing, which results in any Proceeds received by it from or on account of JHINV

8697428_7	Page 15

(or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt in full) not being held on trust for the relevant Financiers in accordance with the terms of this deed, without the prior written consent of the Guarantee Trustee acting on instructions from all or a specified majority of the Financiers as referred to in clause 7.3.
If in an Insolvency of JHINV, a Compensation Party is required to refund, repay or otherwise disgorge to, or in favour of, JHINV all or any part of an Annual Payment received prior to the occurrence of the relevant Insolvency Event (otherwise than pursuant to clause 14.9(b) of the Final Funding Agreement as the result of any overpayment of that Annual Payment), clause 6.2(a) does not prohibit that amount being set off by that Compensation Party against another amount owed by JHINV to that Compensation Party.
7.	GUARANTEE TRUSTEE

7.1	Appointment and removal
Subject to clause 7.6, the Fund Trustee and the NSW Government:
(a)	acknowledge that JHINV or the Financiers may appoint, remove and replace the Guarantee Trustee as trustee under the Finance Guarantee (such newly appointed or replacement trustee, a New Guarantee Trustee); and

(b)	agree to do anything reasonably required by JHINV, the Financiers, the outgoing Guarantee Trustee or the New Guarantee Trustee to enable the New Guarantee Trustee to become a party to this deed in substitution for the outgoing Guarantee Trustee.

7.2	Sole Representative

(a)	So long as a Person is acting as trustee under the Finance Guarantee, the Fund Trustee and the NSW Government may deal exclusively with that Person in respect of all matters concerning this deed.

(b)	The Financiers acknowledge and confirm that the Person acting as trustee under the Finance Guarantee is empowered to exercise all of their rights and powers under this deed and agree not to take any action or proceedings to set aside any act, notice or omission of the Guarantee Trustee undertaken in accordance with this deed.

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7.3	Acknowledgement by the Fund Trustee and the NSW Government
The Fund Trustee and the NSW Government acknowledge that in exercising some or all of the rights and powers of the Financiers under this deed (including voting on any matter in any meeting, proceeding or distribution concerning the Insolvency of JHINV), the Guarantee Trustee may be required to obtain instructions and/or consent from all or a specified majority of the Financiers.
If the Guarantee Trustee is so required to obtain instructions and/or consent from all or a specified majority of the Financiers, the Guarantee Trustee must promptly request such instructions and/or consent.
The Fund Trustee and the NSW Government are entitled to rely on any representation by the Guarantee Trustee in relation to its instructions.
7.4	No Guarantee Trustee
Subject to clause 8.10, if no Person is acting as trustee under the Finance Guarantee, then unless a contrary intention is apparent from this deed, all references to the Guarantee Trustee in this deed shall be taken to be references to each Financier to which this deed applies from time to time acting severally such that each Financier may severally exercise the rights of the Guarantee Trustee.
If the Guarantee Trustee is to cease to be trustee under the Finance Guarantee and a New Guarantee Trustee is not being appointed in accordance with clause 7.6, the outgoing Guarantee Trustee must send promptly a copy of each countersigned Financier Nomination Letter to the Fund Trustee and the NSW Government (other than a Financier Nomination Letter in respect of a Financier where this deed has ceased to apply to that Financier in accordance with clause 2.2(g)).
7.5	Acknowledgement by the Guarantee Trustee
The Guarantee Trustee acknowledges and undertakes (and each New Guarantee Trustee at the date of becoming a party to this deed will be deemed to acknowledge and undertake) that it:
(a)	is a wholly owned subsidiary of Australian Executors Trustees Limited which is a recognised trustee company under the laws of New South Wales;

(b)	has relevant and substantive experience and expertise in custody of financial obligations and in insolvency proceedings generally;

8697428_7	Page 17

(c)	except to the extent it is entitled to be paid fees or reimbursed or indemnified for costs and expenses by JHINV, has no interest or duty which to its knowledge conflicts or may conflict with its functions under this deed; and

(d)	is not a member of a firm, or a director or employee of a firm or a body owned by a firm, performing any role as advisor, banker, custodian or trustee to JHINV, another member of the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to the date of this deed or becoming a party to this deed, as the case may be.

7.6	Substitution of the Guarantee Trustee

(a)	JHINV or the Financiers can only replace the Guarantee Trustee with any Person who at the date of becoming a New Guarantee Trustee:
(i)	is either (A) a recognised trustee company under the laws of the place in which its Specified Office is located, or (B) a wholly owned subsidiary of a recognised trustee company under the laws of that place;

(ii)	has relevant and substantive experience and expertise in custody of financial obligations and in insolvency proceedings generally;

(iii)	except to the extent it is entitled to be paid fees or reimbursed or indemnified for costs and expenses by JHINV, has no interest or duty which to its knowledge conflicts or may conflict with its functions as contemplated under this deed; and

(iv)	is not a member of a firm, or a director or employee of a firm or a body owned by a firm, performing any role as advisor, banker, custodian or trustee to JHINV, another member of the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to becoming a party to this deed.
(b)	A substitution under clause 7.6(a) will not occur and a New Guarantee Trustee acquires no rights or benefits under this deed unless and until the New Guarantee Trustee duly executes and delivers an Accession Deed to each party to this deed. This clause does not require an Accession Deed to be delivered to a Financier.

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(c)	If the New Guarantee Trustee is not incorporated in Australia, the Financiers must procure, at no expense to the Fund Trustee or the NSW Government, the delivery to the Fund Trustee and the NSW Government of an opinion of generally recognised independent legal counsel qualified to practise in the relevant jurisdiction to the effect that the Accession Deed and this deed are valid, binding and enforceable obligations of the New Guarantee Trustee (subject to laws and defences generally affecting the enforcement of contracts and the discretionary nature of equitable remedies).

7.7	Standard of Duty
The Guarantee Trustee must exercise, and must procure that each Authorised Officer of the Guarantee Trustee exercises, good faith and the same degree of care, skill and diligence as a reasonable and prudent Person would exercise in carrying out its functions, duties and obligations under this deed.
7.8	Functions, duties and obligations of the Guarantee Trustee

7.8.1	Role of the Guarantee Trustee
Subject to the other provisions of this deed, the Guarantee Trustee must:
(a)	upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of any Insolvency of JHINV, promptly send to each Compensation Party a notice which requests them to advise in writing the amount of the Compensation Debt or, alternatively, the basis on which the Compensation Debt is to be calculated and, in the event of a conflict in the amount of the Compensation Debt advised by the Fund Trustee and the NSW Government, then (in the absence of manifest error) the amount advised by the NSW Government prevails;

(b)	not do anything to prevent or interfere with a Compensation Party proving the Compensation Debt in an Insolvency (to the extent that the Compensation Party is acting in accordance with the Final Funding Agreement and applicable law);

(c)	not make any representation or submission to an Insolvency Official in relation to the valuation of the claims of the Compensation Parties in respect of the Compensation Debt unless reasonably requested by the NSW Government;

(d)	where the Guarantee Trustee is entitled to exercise any vote pursuant to clause 8, take all necessary and reasonable steps permitted by applicable law to exercise

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that vote for the value of the Compensation Debt for the purposes of the Insolvency of JHINV (including the presentation of all evidence and submissions to any Insolvency Official as reasonably requested by the NSW Government);

(e)	promptly advise each Compensation Party of any dispute between:
(i)	the Guarantee Trustee; and

(ii)	an Insolvency Official, JHINV and/or one or more creditors of JHINV, in relation to the Compensation Debt or this deed and which may come before a court of competent jurisdiction, and take all reasonable steps permitted by applicable law to delay the determination of the dispute for such period of time (as is reasonable having regard to the procedural laws governing the conduct of the dispute before the relevant court of competent jurisdiction) so as to give the Compensation Parties a reasonable opportunity to present evidence and submissions to the relevant court of competent jurisdiction if they so wish;

(f)	if JHINV is Insolvent, take all reasonable action permitted by applicable law to ensure that:
(i)	all moneys recoverable in respect of the Finance Money Debt are duly and promptly recovered from the relevant Insolvency Official; and

(ii)	any amount payable or repayable to a Compensation Party by a Financier under this deed, by reason of that Financier receiving whether by way of distribution by the Insolvency Official in the Insolvency, as payments by a Compensation Party under this deed or otherwise, an amount in excess of the Finance Money Debt owed to that Financier, are paid or repaid by that Financier to that Compensation Party;
(g)	not do anything to prevent or interfere with a Compensation Party promptly recovering from the relevant Insolvency Official all moneys which are recoverable in respect of the Compensation Debt;

(h)	take all reasonable steps permitted by applicable law and requested by the NSW Government to assist the Compensation Parties with the determination of any dispute between:

8697428_7	Page 20

(i)	a Compensation Party; and

(ii)	an Insolvency Official, JHINV and/or one or more creditors of JHINV, in relation to the Compensation Debt or this deed;

(i)	to the extent permitted by applicable law, apply for and use reasonable endeavours to obtain any stay, extension of time or other order in relation to the Insolvency of JHINV which the Guarantee Trustee reasonably considers is necessary in order to enable any Independent Expert to discharge its responsibilities under and in accordance with clause 8 or which the NSW Government reasonably requests for such purpose;

(j)	to the extent permitted by applicable law and if requested by the NSW Government, take all reasonable steps to recover compensation for any expenses, losses, liabilities, actions, proceedings, claims and demands (whether actual, contingent, prospective or otherwise) that are incurred by the Guarantee Trustee (or would have been incurred by the Guarantee Trustee but for clause 15.1(g)) as a direct or indirect consequence of the fraud, gross negligence or wilful misconduct of any attorney, agent or delegate appointed by the Guarantee Trustee in accordance with this deed;

(k)	upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of any breach of this deed by any party, promptly notify JHINV, the Financiers and the Compensation Parties of that breach including details of that breach; and

(l)	promptly notify JHINV, the Financiers and the Compensation Parties if for any reason it is unable to perform its obligations under this deed.

7.8.2	Provision of information
Without limiting the provisions of clause 8 in relation to Notice of Voting in Insolvency, the Guarantee Trustee and each Compensation Party agree to give notice to the Compensation Parties or the Guarantee Trustee, as the case may be, of any request received from an Insolvency Official in an Insolvency of JHINV which seeks instructions and/or consent from one or more creditors of JHINV (including, for the avoidance of doubt, a Financier, the Guarantee Trustee or a Compensation Party) or otherwise requests action to be taken by one or more creditors of JHINV in exercise of their respective rights as creditors of JHINV.

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7.8.3	Limitations on the obligations of the Guarantee Trustee
Notwithstanding clause 7.8.1, the Guarantee Trustee is not required to do any act, matter or thing requested by the NSW Government (including make any representation or submission, or present any evidence, to an Insolvency Official or provide any assistance with the determination of any dispute between a Compensation Party and an Insolvency Official before a court of competent jurisdiction) which in the opinion of the Guarantee Trustee (after having received advice from legal counsel appointed by it and acting reasonably) will constitute a breach by the Guarantee Trustee of its fiduciary duties owed to the Financiers in respect of the Finance Money Debt (including, for the avoidance of doubt, any duty not to act in manner which conflicts with a direction of all or a specified majority of the Financiers).
If any such act, matter or thing will constitute such a breach, the Guarantee Trustee must promptly notify the NSW Government and take all reasonable steps subsequently requested by the NSW Government and permitted under applicable law to ensure that the objective of the original act, matter or thing requested by the NSW Government is able to be otherwise achieved:
(a)	in a manner which does not constitute a breach by the Guarantee Trustee of its fiduciary duties owed to the Financiers in respect of the Finance Money Debt; or

(b)	by the NSW Government doing the relevant act, matter or thing in a manner which, if the relevant act, matter or thing had been done by the Guarantee Trustee, would be in accordance with this deed.
7.8.4	Duties of the Guarantee Trustee
The Guarantee Trustee has no duties to the Compensation Parties or the NSW Government except as expressly provided for in this deed.
7.8.5	Limitation on Liability
To the extent permitted by law, nothing in this clause 7.8 imposes liability on the Guarantee Trustee for:
(a)	special, indirect, incidental, consequential or punitive damages; or

(b)	economic loss, loss of profits, loss of revenue, or loss of goodwill,

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arising out of any action undertaken by it in accordance with clause 7.8.1, except to the extent resulting from the fraud, gross negligence or wilful misconduct of the Guarantee Trustee.
7.8.6	Indemnity
To the extent permitted by law, the NSW Government indemnifies and keeps indemnified the Guarantee Trustee against any claims, cost or liability which may be imposed and which arises out of any action properly undertaken by it in accordance with 7.8.1(d) or undertaken by the Guarantee Trustee in accordance with a request of the NSW Government under clause 7.8.1, except to the extent caused by the fraud, gross negligence or wilful misconduct of the Guarantee Trustee or the failure of the Guarantee Trustee to take action at the request of the NSW Government.
8.	VOTING IN INSOLVENCY PROCEEDINGS

8.1	Irrevocable Appointment of Attorney

(a)	Subject to this clause 8, Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund irrevocably and for valuable consideration agrees to appoint the Guarantee Trustee and each Authorised Officer of the Guarantee Trustee individually as the attorney of Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund (together with any person appointed as an attorney in accordance with clause 8.1(b), an Attorney) to vote the Compensation Debt during the Insolvency of JHINV or at any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding, by executing a power of attorney substantially in the form of Schedule 3 to this deed, provided that any vote must be exercised in accordance with this clause 8 and Asbestos Injuries Compensation Fund Limited in that capacity further irrevocably and for valuable consideration agrees, if required for further assurance, to execute a proxy or authority in a form ordinarily required under the applicable law governing the relevant proceeding.
(b)	Subject to this clause 8 and simultaneously with executing and delivering an Accession Deed in accordance with clause 4.6, each Replacement Trustee must irrevocably and for valuable consideration appoint the Guarantee Trustee and each Authorised Officer of the Guarantee Trustee individually as the attorney of the Replacement Trustee to vote the Compensation Debt during the Insolvency of JHINV or at any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding, by

8697428_7	Page 23

executing a power of attorney substantially in the form of Schedule 3 to this deed provided that any vote must be exercised in accordance with this clause 8 and the Replacement Trustee further irrevocably and for valuable consideration agrees, if required for further assurance, to execute a proxy or authority in a form ordinarily required under the applicable law governing the relevant proceeding.
(c)	Subject to this clause 8, the Fund Trustee and the NSW Government agree not to vote or attempt to vote the Compensation Debt during the Insolvency of JHINV or at any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding.

(d)	The Fund Trustee irrevocably and for valuable consideration authorises the Guarantee Trustee to provide an original or copy of any power of attorney executed in accordance with clause 8.1(a) or (b) to an Insolvency Official for the purpose of establishing the right and entitlement of each Attorney during the Insolvency of JHINV to exercise the appointor’s right to vote the Compensation Debt at any meeting, proceeding or distribution concerning the Insolvency of JHINV.

(e)	The Guarantee Trustee must ensure that an Attorney only exercises, and in circumstances where the Guarantee Trustee is itself appointed an Attorney, the Guarantee Trustee must only exercise, its rights under a power of attorney granted in accordance with this clause 8 in accordance with, and subject to, the provisions of this deed.

(f)	To the extent required under applicable law, the Fund Trustee agrees to ratify:
(i)	anything the Guarantee Trustee does in accordance with this clause 8, and such ratification is without prejudice to its rights in respect of any breach of this deed by the Guarantee Trustee; and

(ii)	whatever an Attorney does in exercising powers under a power of attorney granted in accordance with this clause 8, provided that there is no obligation to ratify or confirm any act or matter in breach of this deed or any applicable law.
(g)	Subject to the provisions of this deed, each Compensation Party and the NSW Government must not do anything to prevent or interfere with the exercise by:

8697428_7	Page 24

(i)	the Guarantee Trustee of its rights and powers, or the performance of its obligations, under this clause 8; or

(ii)	an Attorney of its rights and powers, or the performance of its obligations, under the relevant power of attorney.
(h)	Subject to the terms and conditions of this deed and subject to compliance with its provisions, an Attorney may exercise the right to vote in the appointor’s name or, if necessary or desirable under the applicable law governing the relevant proceeding, the Attorney’s name, and may do anything necessary or incidental to such exercise including signing and delivering documents.

(i)	If for any reason whatsoever an Attorney is not entitled by operation of law to exercise its rights under the relevant power of attorney, the appointor shall exercise those rights as directed by the Guarantee Trustee, provided such directions are in accordance with this clause 8.

(j)	The Guarantee Trustee must promptly provide the NSW Government with reasonable details of any action taken by the Guarantee Trustee or an Attorney in respect of the exercise of its powers under a power of attorney granted in accordance with this clause 8.

(k)	The Guarantee Trustee must promptly provide full details of any action taken or any votes cast by the Guarantee Trustee or an Attorney in respect of the Compensation Debt.

8.2	Voting

(a)	The Compensation Parties are responsible for proving the Compensation Debt in any Insolvency of JHINV and providing such information as to the value of the Compensation Debt as is required by the relevant Insolvency Official for the purposes of ascribing a value to the Compensation Debt for the purposes of an Insolvency of JHINV. In proving the Compensation Debt, the Compensation Parties must:
(i)	use reasonable endeavours to ensure that the relevant Insolvency Official sends all Notices of Voting in Insolvency in an Insolvency of JHINV (or a copy of all such notices) to the Guarantee Trustee; and

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(ii)	to the extent such notices are received by the Compensation Parties, provide a copy to the Guarantee Trustee.
Notwithstanding any other provision of this deed other than, and subject to, clauses 7.8.1(b) and (c), the Guarantee Trustee is not responsible for proving the Compensation Debt in any Insolvency of JHINV.

The Compensation Parties agree to provide the Guarantee Trustee with copies of all documents submitted to the relevant Insolvency Official for the purposes of ascribing a value to the Compensation Debt for the purposes of an Insolvency of JHINV or ensuring that the relevant Insolvency Official sends all Notices of Voting in Insolvency in an Insolvency of JHINV (or a copy of all such notices) to the Guarantee Trustee.

(b)	Subject to clauses 8.8 and 8.9, during the Insolvency of JHINV the Guarantee Trustee must ensure that an Attorney only votes on any matter in any meeting, proceeding or distribution concerning the Insolvency of JHINV in respect of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee, provided that:
(i)	the Guarantee Trustee must ensure that an Attorney does not vote unless the Guarantee Trustee has provided the NSW Government with 10 Business Days notice (or, subject to clause 7.8.1(i), such shorter notice as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency) of the Attorney’s intention to vote and the Attorney votes in accordance with the intention as notified; and

(ii)	if an Independent Expert has been appointed under clause 8.3, and the Independent Expert has determined that, in its opinion, the criteria set out in:
A.	clauses 8.4(a), (b), (c) and, if applicable, (d); or

B.	clause 8.4(e),
are satisfied in relation to the Preferred Option or a particular choice as described in clause 8.3(a)(ii)(B) or (C), as the case may be, then the Guarantee Trustee must ensure that an Attorney votes in favour of the Preferred Option or that particular choice.

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For the avoidance of doubt, the Guarantee Trustee must ensure that an Attorney votes in accordance with the proviso to this clause 8.2(b) irrespective of any instructions of the Financiers to the contrary given in accordance with the Finance Guarantee.

(c)	Each of the Fund Trustee and NSW Government acknowledge that in clause 10.5 of the Final Funding Agreement they agreed that, without prejudice to their obligations under or the operation of this deed and to the extent permitted by law, all voting rights arising out of the Guarantee will be exercised in respect of any proposed composition with creditors, plan of arrangement, plan of reorganization, or other restructuring for JHINV in connection with any Reconstruction Event (“Plan”) so as to vote in favour of the Plan where, if the Plan were to come into force the conditions specified in clause 10.5 of the Final Funding Agreement would be satisfied.

Accordingly, if the circumstances in clause 10.5 of the Final Funding Agreement apply, the Fund Trustee and NSW Government agree that the Plan is the Preferred Option.

(d)	If following the occurrence of a Wind-Up Event in respect of JHINV, the value of the assets of JHINV available for distribution to pay the claims of ordinary unsecured creditors (or realisation to allow such payment), as determined or estimated (in the absence of manifest error) by the relevant Insolvency Official (or otherwise determined or estimated for the purposes of the relevant Insolvency proceeding in accordance with applicable law) is equal to or less than the amount required to enable discharge and satisfaction of the Finance Money Debt in full, then, subject to clauses 8.8 to 8.10 inclusive, during the Wind-Up Event an Attorney may vote on any matter in any meeting, proceeding or distribution concerning the Wind-Up Event in respect of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee and clauses 8.2(b) and (c), 8.3 to 8.7 inclusive and 8.11 do not apply.

8.3	Appointment of an Independent Expert

(a)	If during the Insolvency of JHINV:
(i)	the Guarantee Trustee or an Attorney receives a Notice of Voting in Insolvency (or a copy of a Notice of Voting in Insolvency); and

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(ii)	a vote on any matter in any meeting, proceeding or distribution concerning the Insolvency of JHINV requires a choice between:
A.	two or more options, proposals, courses of action or other alternatives (howsoever described) (Options) for the partial or full winding up, restructure or reconstruction of JHINV or the realisation of some or all of JHINV’s assets in connection with its Insolvency;

B.	deferring or not deferring any action; or

C.	extending or not extending the Insolvency proceeding,
then the Guarantee Trustee must promptly provide the NSW Government with a copy of the Notice of Voting in Insolvency and procure the appointment of an Independent Expert in accordance with this clause 8.3, such appointment to be made within 10 Business Days of receipt by the Guarantee Trustee of the Notice of Voting in Insolvency (unless the NSW Government gives notice that it does not so require).

(b)	The Guarantee Trustee must, prior to any appointment of an Independent Expert under this deed, provide the NSW Government with 5 Business Days notice (or, subject to clause 7.8.1(i), such shorter notice as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency) of the Person nominated by the Guarantee Trustee to act as Independent Expert, together with evidence demonstrating such nominee’s compliance with the criteria and qualifications required of an Independent Expert under this deed.

(c)	If an Independent Expert is appointed under this clause 8.3, the costs of the Independent Expert shall be borne by the NSW Government.

(d)	Subject to clause 8.3(e), upon receipt of a Notice of Voting in Insolvency and at any time prior to 2 Business Days before the latest date on which the Independent Expert must make a determination in accordance with clauses 8.4 and 8.5 (or, subject to clause 7.8.1(i), such earlier time as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency and advises the Fund Trustee and the NSW Government), the NSW Government may nominate:

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(i)	an Option which it would like an Attorney to vote for in respect of the Compensation Debt; or

(ii)	if the vote relates to deferring or not deferring any action or extending or not extending the Insolvency proceeding, which alternative it would like the Attorney to vote for in respect of the Compensation Debt.
(e)	If an Independent Expert appointed under this clause 8 determines that an Option, other than the Option nominated by the NSW Government under clause 8.3(d)(i), satisfies the criteria set out in:
(i)	clauses 8.4(a), (b), (c) and if applicable, (d); or

(ii)	clause 8.4(e),
then the NSW Government may immediately, with notice in writing to the Guarantee Trustee, nominate the Option so determined by the Independent Expert as the Option that it would like an Attorney to vote for in respect of the Compensation Debt.

(f)	For the purposes of this clause 8 and subject to clause 8.2(c), Preferred Option means:
(i)	subject to clause 8.3(f)(ii), the Option nominated by the NSW Government under clause 8.3(d)(i); or

(ii)	if the circumstances in clause 8.3(e) apply, the Option nominated by the NSW Government under clause 8.3(e); or

(iii)	if the circumstances in clause 8.3(g) apply, the Option nominated by the NSW Government under clause 8.3(g); or

(iv)	if the NSW Government has not nominated an Option in accordance with clause 8.3(d)(i) or 8.3(e), the Preferred Option is deemed to be the Option which the Independent Expert determines satisfies the criteria set out in:
A.	clauses 8.4(a), (b), (c) and, if applicable, (d); or

B.	clause 8.4(e),

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and in respect of which the amounts anticipated to be received by, or on behalf of the Charitable Fund, have a higher net present value than any other Option having regard (among any other factors) to any potential future payment by JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee.
(g)	If the Independent Expert determines that there are two or more Options which satisfy the criteria set out in clause 8.2(b)(ii), the NSW Government may notify the Guarantee Trustee in writing which Option it wishes to nominate as the Preferred Option.

8.4	Role of the Independent Expert
If an Independent Expert is appointed under this clause 8, the Independent Expert shall determine (and shall be instructed by the Guarantee Trustee only to determine), in its opinion:
(a)	whether, one or more Options (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are likely to result in the recovery by the Guarantee Trustee of an amount in respect of the Finance Money Debt which would be sufficient (taking into account prior ranking claims, the likely or anticipated distribution to Financiers by the Insolvency Official and any likely payment to the Guarantee Trustee under clause 4) to discharge and satisfy the Finance Money Debt in full;

(b)	whether one or more of the Options which satisfy the requirements of paragraph (a) (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are likely to result in the recovery by the Guarantee Trustee in respect of the Finance Money Debt of an amount:
(i)	which would be at least 5% greater than the amount which the Guarantee Trustee would be likely to recover in respect of the Finance Money Debt under any other Option, after allowing for the time value of money; and

(ii)	which would discharge and satisfy the Finance Money Debt in full by a date no later than 12 months after the earliest date by which any of the other Options would achieve full discharge and satisfaction of the Finance Money Debt; and

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(c)	whether the conditions (if any) attached to one or more of the Options which satisfy the requirements of paragraph (a) (as described in the Notice of Voting in Insolvency) do not involve a materially greater risk of non-recovery, or delay in recovery of more than 12 months, by the Guarantee Trustee of an amount which would be sufficient (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) to discharge and satisfy the Finance Money Debt in full, compared to the risks of non-recovery, or delay in recovery of more than 12 months, associated with the other Options (taking into account the conditions (if any) attached to those other Options (as described in the Notice of Voting in Insolvency)); and

(d)	if one of more of the Options which satisfy the requirements of paragraph (a) (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are each likely to result in the recovery by the Guarantee Trustee of an amount sufficient to discharge and satisfy the Finance Money Debt in full within substantially the same period of time (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4), which Option would result in the amounts anticipated to be received by, or on behalf of, the Charitable Fund in respect of the Compensation Debt having a higher net present value than the other Options having regard (among any other relevant factors) to any potential future payment by JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee; and

(e)	if the vote relates to deferring or not deferring any action or extending or not extending the Insolvency proceeding, which choice is likely to result in:
(i)	a greater net recovery in respect of the Finance Money Debt (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4); or

(ii)	if either choice would result in the recovery by the Guarantee Trustee of an amount sufficient to discharge and satisfy the Finance Money Debt in full (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely

8697428_7	Page 31

payment to the Guarantee Trust under clause 4), a greater net recovery in respect of the Compensation Debt (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) within the next 12 months.
8.5	Notice of determination by the Independent Expert
The Independent Expert shall send its determination, together with reasons and supporting material, in writing to the Guarantee Trustee and the NSW Government within 10 Business Days of its appointment (or such shorter period as the Guarantee Trustee may specify at the time of appointment of the Independent Expert having regard to the terms of the Notice of Voting in Insolvency).
8.6	Assistance to the Independent Expert
Subject to any duty of confidentiality or applicable law, the Guarantee Trustee, the Financiers, JHINV, the Fund Trustee and the NSW Government must promptly provide the Independent Expert with any information or assistance it reasonably requests for the purpose of making its determination under clause 8.4.
8.7	Determination by the Independent Expert final
The determination of the Independent Expert shall (in the absence of manifest error) be final and binding on the Guarantee Trustee, each Financier, JHINV, the Fund Trustee and the NSW Government.
8.8	Consent of NSW Government required in certain circumstances
(a)	Subject to clauses 8.9 to 8.11 inclusive, but otherwise notwithstanding any other provision of clauses 8.2 to 8.7 inclusive, the Guarantee Trustee must ensure that an Attorney does not, without the prior written consent of the NSW Government, vote in respect of the Specified Proportion of the Compensation Debt in favour of any arrangement, assignment, reconstruction, composition, option, proposal or other course of action proposed in connection with JHINV’s Insolvency which, if approved and implemented, would result in the extinguishment of any part of the Compensation Debt (other than by payment in full or upon the final dissolution or winding up of JHINV in circumstances where there will be an insufficiency of assets to enable payment of any part of the Compensation Debt taking into account prior ranking claims, the distribution to the Financiers by the Insolvency Official and payments to the Guarantee Trust under clause 4). An Attorney may

8697428_7	Page 32

vote the balance of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee (or, in the absence of such instructions, as the Guarantee Trustee directs).

(b)	Where there are two or more Options, the Guarantee Trustee must appoint and obtain advice from an Independent Expert in accordance with clauses 8.3 and 8.4 and, provided that the Independent Expert has had due regard to the matters specified in clause 8.4, the Guarantee Trustee must, subject to clauses 8.2(d) and 8.9 to 8.11 inclusive, ensure that an Attorney votes the Specified Proportion of the Compensation Debt in favour of the Preferred Option. An Attorney may vote the balance of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee.

8.9	Options providing for a return to shareholders of JHINV
Notwithstanding any other provision of this clause 8, where any arrangement, assignment, reconstruction, composition, option, proposal or other course of action is proposed in connection with JHINV’s Insolvency which, if approved and implemented, would result in:
(a)	a return to the shareholders of JHINV without:
(i)	payment of the Compensation Debt in full; or

(ii)	the entry into an arrangement approved by the NSW Government by a James Hardie Successor which is materially similar in nature and value to the arrangements under the Final Funding Agreement; or
(b)	a maintenance or continuing standing of JHINV or the creation or promotion of any James Hardie Successor, under which shareholders of JHINV have or might have any continuing value or interest attaching to their shares in JHINV, the Guarantee Trustee must appoint and obtain advice from an Independent Expert.
Where the Independent Expert determines that if the arrangement, assignment, reconstruction, composition, option, proposal or other course of action was implemented, the return to, or interests of, the shareholders of JHINV in JHINV or a James Hardie Successor, would exceed US$10 million in aggregate value (Shareholder Option), the Guarantee Trustee must, subject to clause 8.10, ensure that an Attorney votes against the Shareholder Option, in respect of 100 per cent (100%) of the Compensation Debt, unless:

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(i)	the NSW Government has otherwise consented; or

(ii)	the Independent Expert has determined that the implementation of the arrangement, assignment, reconstruction, composition, option, proposal or other course of action would be likely to result in a greater return in respect of the Compensation Debt than any other option which is likely to be available (including a Wind-Up Event in respect of JHINV), having regard (among any other relevant factors) to any potential future payment by JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee.
Where the return to, or interests of the shareholders of JHINV in JHINV or a James Hardie Successor is less than or equal to US$10 million in aggregate value the Guarantee Trustee must ensure that an Attorney votes in accordance with this clause 8 and otherwise with the instructions of the Financiers given in accordance with the Finance Guarantee.
If an Independent Expert is appointed under this clause 8.9, the costs of the Independent Expert shall be borne by the NSW Government.
8.10	Defaulting or absent Guarantee Trustee
If:
(a)	a court of competent jurisdiction has determined that the Guarantee Trustee is in breach of, or default under, this deed; or

(b)	there is no Person acting as trustee under the Finance Guarantee, then for so long as such breach or default continues and remains unremedied, or until a Person is appointed as a New Guarantee Trustee in accordance with clause 7.6, as the case may be, the Compensation Parties may exercise any vote in any Insolvency proceeding in respect of the Compensation Debt which would otherwise be exercised by an Attorney.
8.11	Residual Power
If the Guarantee Trustee is obliged by reason of this clause 8 to ensure that an Attorney votes in a manner recommended by the Independent Expert, the Guarantee Trustee may cause the Attorney to vote in another manner approved by the NSW Government.

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9.	CHANGES TO RIGHTS

9.1	Rights of the Financiers are protected

(a)	Rights given to or for the benefit of the Financiers under this deed, and the obligations of each Compensation Party and the NSW Government under it, are not affected by any act or omission by a Compensation Party, the NSW Government, the Guarantee Trustee, any Financier or any other Person or by any other act, other matter or thing whatsoever, whether negligent or not, except as agreed to in writing by the Guarantee Trustee. For example, those rights and liabilities are not affected by:
(i)	any act or omission:
A.	varying or replacing any arrangement under which any Finance Money Debt or Compensation Debt is expressed to be owing, such as by increasing a facility limit or extending the term;

B.	releasing or discharging JHINV or any Security Provider (including discharge by operation of law) or giving them a concession (such as more time to pay);

C.	releasing any Person who gives a guarantee or indemnity in connection with any of JHINV’s obligations;

D.	releasing, losing the benefit of, or not obtaining any Security Interest or negotiable instrument;

E.	by which the obligations of a Compensation Party, the NSW Government, JHINV or any Security Provider may not be enforceable;

F.	by which any Person who was intended to guarantee or provide a Security Interest securing all or part of the Finance Money Debt does not do so, or does not do so effectively;

G.	by which a Compensation Party or the NSW Government is discharged from its obligations to the Financiers by operation of law;

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H.	by which any Security Interest which could be registered is not registered; or

I.	any other thing causing any prejudice (including material prejudice);
(ii)	a Person dealing in any way with a Security Interest, guarantee, indemnity, judgment or negotiable instrument;

(iii)	the death, mental or physical disability, incapacity, Insolvency or any legal limitation of any Person including JHINV, a Compensation Party or the NSW Government;

(iv)	changes in the membership, name or business of any Person;

(v)	JHINV opening an account with any Financier;

(vi)	acquiescence or delay by any Financier or any other Person;

(vii)	an assignment of rights or a novation in connection with all or part of the Finance Money Debt or the Compensation Debt;

(viii)	the acceptance of the repudiation of, or termination of, any Finance Document or any other document or agreement; or

(ix)	any payment to a Financier, including any payment which at the payment date or at any time after the payment date is, in whole or part, illegal, void, voidable, avoided or unenforceable.
This clause applies regardless of whether JHINV, a Compensation Party or the NSW Government is aware of, has consented to or is given notice of any act, omission, matter or thing referred to in this clause. This clause does not limit the obligations of a Compensation Party or the NSW Government under this deed.

(b)	Subject to this deed, the Financiers may act freely in their interests in relation to any matter concerning the Finance Money Debt without regard to the interests of a Compensation Party or the NSW Government or the terms of the Compensation Debt and without incurring any liability to a Compensation Party or the NSW Government.

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9.2	Payments
The Fund Trustee and the NSW Government agree to make any payments required under this deed:
(a)	to, or as directed by, the Guarantee Trustee;

(b)	in full without set off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(c)	in the currency in which it receives or recovers payment in respect of the Compensation Debt.

9.3	Reinstatement of rights
Under any law relating to Insolvency, a Person may claim that a transaction (including a payment) in connection with this deed or the Finance Money Debt is void or voidable. If such a claim is made and upheld, conceded or compromised, then the Financiers are immediately entitled as against each Compensation Party and the NSW Government to the rights under this deed in respect of the Finance Money Debt to which they were entitled immediately before the transaction. On request from the Financiers, each Compensation Party and the NSW Government agrees to do anything reasonably required and at the cost of the Financiers (including signing any document) to restore to the Financiers any right the Financiers held under this deed immediately before the transaction.
This clause 9.3 applies whether or not the Guarantee Trustee or a Financier, knew, or ought to have known, that the transaction would or may be void or voidable.
9.4	Set-off
A Financier may set off any amount due for payment by the Financier to a Compensation Party against any amount due for payment by that Compensation Party to the Financier. This does not restrict any right of set-off which may arise at law.
9.5	Discretion in exercising rights
A Financier may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this deed expressly states otherwise.

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9.6	Partial exercising of rights
If any party or a Financier does not exercise a right or remedy fully or at a given time, that party or the Financier (as the case may be) may still exercise it later.
9.7	Remedies cumulative
The rights and remedies of each party and the Financiers under this deed are in addition to other rights and remedies given by law independently of this deed.
9.8	Variation and waiver
Unless this deed expressly states otherwise, a provision of this deed, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound and with the prior written consent of the other parties.
For the avoidance of doubt, but subject to any requirement for the Guarantee Trustee to obtain instructions and/or consent from all or a specified majority of the Financiers as referred to in clause 7.3, this clause 9.8 does not require a Financier to sign any such waiver or variation.
10.	INCONSISTENT LAW

10.1	Inconsistent law
To the extent permitted by law, this deed prevails to the extent it is inconsistent with any law.
10.2	Supervening legislation
Any present or future legislation which operates to vary the obligations of a Compensation Party or the NSW Government in connection with this deed with the result that the Financiers’ rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.
11.	NOTICES

(a)	A notice, approval, consent, nomination or other communication (including a Financier Nomination Letter) (Communication) to a Person relating to this deed:
(i)	must state that it relates to this deed and state the relevant clause in this deed;

8697428_7	Page 38

(ii)	must be signed by an Authorised Officer;

(iii)	must be in legible writing; and

(iv)	must be in English.
(b)	Communications must be addressed as follows:

If the Communication is to NSW Government then it must be addressed as follows:

Name:	The State of New South Wales, c/- The Cabinet Office

Attention:	Deputy Director-General (Legal)

Address:	Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile:	(61) (02) 9228 3062
unless the NSW Government has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the NSW Government.

If the Communication is to the Fund Trustee then it must be addressed as follows:

Name:	Asbestos Injuries Compensation Fund Limited

Attention:	Chairman

Address:	Level 3, 22 Pitt Street, Sydney, NSW 2000

Facsimile:	(61) (02) 8274 5217
unless the Fund Trustee has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Fund Trustee.

A copy of any such Communication to the Fund Trustee must promptly be sent to the NSW Government in accordance with this clause 11.

If the Communication is to JHINV then it must be addressed as follows:

Name:	James Hardie Industries N.V.

Attention:	The Chairman and the Chief Financial Officer

Addresses:	Atrium, 8th floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands

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and

Level 3, 22 Pitt Street, Sydney, NSW 2000

Facsimile:	(61) (02) 8274 5218
unless JHINV has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by JHINV.

If the Communication is to the Guarantee Trustee then it must be addressed as follows:

Name:	AET Structured Finance Services Pty Limited

Attention:	Corporate Trust

Address:	80 Alfred Street, Milsons Point NSW 2061

Facsimile:	(61) (02) 9028 5942
unless the Guarantee Trustee has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Guarantee Trustee.

If the Communication is to a Financier then it must be addressed as specified in the relevant Financier Nomination Letter, unless the Financier has subsequently notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Financier.

If the Communication is to a Replacement Trustee or a New Guarantee Trustee then it must be addressed as specified in the relevant Accession Deed, unless the Replacement Trustee or New Guarantee Trustee has subsequently notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Replacement Trustee or New Guarantee Trustee.

(c)	If the Communication is sent by the sender it shall be deemed to be received by the receiver:
(i)	if the Communication is hand delivered, upon delivery to the receiving party;

(ii)	if the Communication is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Communication is sent by registered mail within Australia, 2 business days after the registration of the notice of posting; and

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(iv)	if the Communication is sent by ordinary mail within Australia, 3 business days from then including the date of postage, provided that where a notice to a party must be copied to another Person, each such notice will only be given at the time the last notice is received.

(d)	For the avoidance of doubt, a Communication shall not be sent by electronic email.

12.	GOVERNING LAW AND JURISDICTION

12.1	Governing law
This deed is governed by the laws of New South Wales.
12.2	Submission to jurisdiction
Each party and Financier submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales, and waives any right to claim that those courts are an inconvenient forum.
12.3	Service

(a)	A document may be served on a party or a Financier by delivering it to that party at its address in clause 11.

(b)	This clause 12.3 does not prevent another mode of service.

13.	COUNTERPARTS
This deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.
14.	GENERAL

14.1	Severability

(a)	If a provision of this deed is invalid, illegal or unenforceable, then that provision to the extent of the invalidity, illegality or unenforceability must be ignored in the interpretation of this deed.

(b)	All the other provisions of this deed remain in full force and effect.

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14.2	No waiver

(a)	A party’s agreement to waive a right or entitlement under this deed is only effective if that party gives written notice of that waiver to the party seeking the benefit of the waiver.

(b)	Waiver by a party of anything required to be done under this deed is not a waiver of any other thing required to be done under this deed.

(c)	Paragraph (b) applies whether the other act or thing required to be done under this deed is of the same or a different nature as the act or thing waived.

(d)	A failure or delay in exercising a right arising from a breach of this deed is not a waiver of that right.

(e)	The parties must not waive this clause 14.

14.3	Further assurances
Each party and Financier must do everything necessary to give full effect to this deed.
14.4	Entire agreement

(a)	This deed embodies the entire agreement between the Fund Trustee and the NSW Government on the one part, and the Guarantee Trustee and the Financiers on the other part.

(b)	This deed supersedes all previous agreements.

14.5	Cumulative rights
A right, power, discretion and remedy arising out of this deed in favour of a party or a Financier:
(a)	is cumulative; and

(b)	does not diminish any other right, power, discretion and remedy of any party or a Financier.

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14.6	Certificates
A Financier or the Guarantee Trustee may give a Compensation Party or the NSW Government a certificate about an amount payable or other matter in connection with this deed, the Finance Guarantee or a Finance Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.
14.7	Amendment of this deed
The parties can only vary a term of this deed if the variation is in writing and all parties execute an amending deed.
14.8	Confidentiality
Subject to the exceptions set out below, each party shall, and shall procure that its employees, officers, agents and advisers (each a “Representative”) keep strictly confidential all information provided to that party or its Representatives in relation to, or in connection with the Original Final Funding Agreement and the Final Funding Agreement, this deed and the other Related Agreements and each party shall be responsible for all acts and omissions of its Representatives in relation to such information.
A party (and its Representatives) may disclose information under or obtained in connection with the Original Final Funding Agreement and the Final Funding Agreement, this deed and the other Related Agreements as may be necessary to:
(a)	the party’s related bodies corporate, professional advisors, bankers, financial advisors and financiers, if those persons undertake to keep the information disclosed confidential;

(b)	comply with any applicable law or requirement of any regulatory body (including any relevant stock exchange) and any corporate governance guidelines adopted by such bodies which are adopted by such party;

(c)	any of its employees to whom it is necessary to disclose the information, if that employee undertakes to keep the information confidential;

(d)	any Person as permitted by the written agreement of all parties; or

(e)	any Person if the content of the disclosure is or has become generally available to the public otherwise than by breach of this deed.

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15.	GUARANTEE TRUSTEE LIMITATION OF LIABILITY

15.1	Limitation of liability

(a)	The Guarantee Trustee enters into this deed in its capacity as trustee for the Financiers under the Guarantee Trust and will not be liable in any capacity other than as trustee for the Financiers under the Guarantee Trust.

(b)	A liability arising under or in connection with this deed is limited to and can be enforced against the Guarantee Trustee only to the extent to which it can be satisfied out of any property held by the Guarantee Trustee out of which the Guarantee Trustee is actually indemnified for the liability. This limitation of the Guarantee Trustee’s liability applies despite any other provision of this deed and extends to all liabilities and obligations of the Guarantee Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this deed.

(c)	The parties (other than the Guarantee Trustee) may not sue the Guarantee Trustee in any capacity other than as trustee of the Guarantee Trust, including seeking the appointment of a receiver (except in relation to property of the Guarantee Trust), a liquidator, an administrator or any other similar person to the Guarantee Trustee or prove in any liquidation of or affecting the Guarantee Trustee (except in relation to the property of the Guarantee Trust).

(d)	The parties waive their rights and release the Guarantee Trustee from any personal liability in respect of any loss or damage which any of them may suffer as a consequence of a failure of the Guarantee Trustee to perform its obligations under this deed, which cannot be paid or satisfied out of any property of the Guarantee Trust held by the Guarantee Trustee.

(e)	The provisions of this clause 15.1 will not apply to any obligation or liability of the Guarantee Trustee to the extent to which such obligation or liability:
(i)	arises as a result of the Guarantee Trustee’s fraud, gross negligence or wilful misconduct; or

(ii)	cannot be satisfied out of any property held by the Guarantee Trustee as a result of the Guarantee Trustee’s fraud, gross negligence or wilful misconduct.

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(f)	No act or omission of the Guarantee Trustee (including any related failure to satisfy its obligations or breach of representation or warranty under this deed) will be considered fraud, gross negligence or wilful misconduct of the Guarantee Trustee to the extent to which the act or omission was caused or contributed to by any failure of any party (other than the Guarantee Trustee) or any other person to fulfil its obligations relating to the Guarantee Trust or by any other act or omission of any party (other than the Guarantee Trustee) or any other person having obligations relating to the Guarantee Trust.

(g)	Any fraud, gross negligence or wilful misconduct of an attorney, agent or delegate appointed by the Guarantee Trustee in accordance with this deed is not, and is not to be deemed to be, an act on behalf of the Guarantee Trustee for the purposes of this deed and does not create rights or obligations on any party to this deed nor expose the Guarantee Trustee to any personal liability, provided that:
(i)	nothing in this paragraph (g) relieves the Guarantee Trustee from any liability to the extent of any fraud, gross negligence or wilful misconduct of the Guarantee Trustee in the selection, appointment, oversight or supervision (according to the standard set out in clause 7.7) of any such attorney, agent or delegate; and

(ii)	in accordance with clause 7.8.1(j), the Guarantee Trustee must take all reasonable steps to recover compensation from any such attorney, agent or delegate.
15.2	Guarantee Trustee’s knowledge
The Guarantee Trustee will only be considered to have knowledge or awareness of, or notice of, any thing, or grounds to believe any thing, by virtue of the officers of the Guarantee Trustee having day to day responsibility for the administration of the Guarantee Trustee having actual knowledge, actual awareness or actual notice of that thing, or grounds or reason to believe that thing (and similar references will be interpreted in this way).
15.3	Reliance on notices
Where any notice is provided by any of the parties (other than the Guarantee Trustee) to the Guarantee Trustee and the notice has been executed by an Authorised Officer of that party then the Guarantee Trustee may assume that the notice has been properly prepared

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and considered by that party and the Guarantee Trustee is not required to investigate further.

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Executed as a deed
Each person executing this deed states that the person has no notice of the revocation, termination or suspension of the authority pursuant to which the person executes this deed.

Signed, sealed and delivered by The Honourable Robert John Debus MP, Attorney-General of New South Wales, for The State of New South Wales
/s/ Robert J. Debus

Signed, sealed and delivered by Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund

/s/ P. W. Baker		/s/ Joanne Marchione

Name:	P. W. Baker	Name:	Joanne Marchione
Title:	Director	Title:	Director
Signed, sealed and delivered by James Hardie Industries N.V.

/s/ Meredith Hellicar		/s/ Russell Chenu

Name:	Meredith Hellicar	Name:	Russell Chenu
Title:	Attorney	Title:	Member of Managing Board and Attorney

8697428_7	Page 47

Signed, sealed and delivered by AET Structured Finance Services Pty Limited

/s/ Stuart Howard		/s/ Yvonne Drake

Name:	Stuart Alexander Howard	Name:	Yvonne Drake
Title:	Authorised Officer	Title:	Authorised Officer
[Common Seal of AET Structured Finance]
Services Pty Limited A.B.N. 12 106 424 088]

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SCHEDULE 1
FINANCIER NOMINATION LETTER
[Date]
To:    [Financier]
Intercreditor Deed — Financier Nomination Letter
We refer to the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Limited, ourselves and AET Structured Finance Services Pty Limited (Guarantee Trustee) dated [insert date] (Intercreditor Deed).
For the purposes of the Intercreditor Deed, on and from the date of this letter:
We nominate the following document as a finance document:
Name:	[insert details]

Date:	[insert details]

Parties:	[insert details]
The agreement described above, and each document named or referred to as a [“Finance Document”] in that agreement, is a Finance Document for the purposes of the Intercreditor Deed; and
We nominate you as a “Financier” in relation to each Finance Document referred to above.
Please confirm your acceptance of the above nomination, and the benefit and obligations of the Intercreditor Deed, by signing and returning the attached copy of this letter to the Guarantee Trustee.
Clauses 1 (Interpretation) and 12 (Governing law and Jurisdiction) of the Intercreditor Deed apply to this letter as they were fully set out in this letter.

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Executed as deed poll for and on behalf of
JAMES HARDIE INDUSTRIES N.V.
with its corporate seat in Amsterdam
by its Authorised Officer:
Name:
Title:
Endorsement by the Guarantee Trustee:
We undertake that, if required by clause 2.2(b) of the Intercreditor Deed, we will send a copy of the signed Financier Nomination Letter to the State of New South Wales and the Fund Trustee (each as defined in the Intercreditor Deed).
Executed as a deed poll for and on behalf of
AET STRUCTURED FINANCE SERVICES PTY LIMITED
by its Authorised Officer:
Name:
Title:
Acceptance by the nominated Financier
We accept and agree to the above nomination.
We acknowledge becoming entitled to the benefit of the Intercreditor Deed and incurring obligations and giving rights under the Intercreditor Deed for valuable consideration received from the parties to the Intercreditor Deed.
We further acknowledge that the Intercreditor Deed does not:
(a)	affect the status or ranking of the Compensation Debt as an ordinary unsecured claim (concurrente vordering) against JHINV;

8697428_7	Page 50

(b)	affect the status or ranking of the Compensation Debt as against the other debts (including the Finance Money Debt) or the other creditors of JHINV (including the Financiers) in an Insolvency of JHINV; nor

(c)	constitute a subordination agreement within the meaning of section 3:277 (2) Dutch Civil Code.
We accept the benefit and obligations of the Intercreditor Deed, and agree to:
(i)	be bound by the terms of that deed;

(ii)	promptly respond to any requests from the Guarantee Trustee for (A) instructions as to the manner in which the Guarantee Trustee should exercise any of its rights or benefits under the Intercreditor Deed, or (B) any consent required from the Financiers (and agree not to unreasonably withhold or delay such consent); and

(iii)	agree that if we fail to promptly so respond, the Guarantee Trustee may exercise such rights or benefits in accordance with the instructions of the requisite majority of the Financiers who do so respond in accordance with the Finance Guarantee.
Executed as a deed poll for and on behalf of
[Insert name of Financier]
by its Authorised Officer:
Name:
Title:

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SCHEDULE 2
ACCESSION DEED
[Date]
To:    [Existing parties to the Intercreditor Deed]
Intercreditor Deed — Accession as [Replacement Trustee / New Guarantee Trustee]
We refer to the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Limited, James Hardie Industries N.V. and AET Structured Finance Services Pty Limited (Guarantee Trustee) dated [insert date] (Intercreditor Deed).
We acknowledge becoming a party to the Intercreditor Deed and incurring obligations and giving rights under the Intercreditor Deed for valuable consideration received from the other parties to the Intercreditor Deed.
We hereby undertake, for the benefit of existing parties to the Intercreditor Deed, that on and from the date of this letter, we will perform and comply with all the duties and obligations [of a Replacement Trustee and the Fund Trustee] [expressed to be assumed by [a Replacement Trustee / New Guarantee Trustee]] under the Intercreditor Deed.
Clauses 1 (Interpretation) and 12 (Governing law and Jurisdiction) of the Intercreditor Deed apply to this letter as they were fully set out in this letter.
Executed as a deed poll for and on behalf of
[NAME OF REPLACEMENT TRUSTEE / NEW GUARANTEE TRUSTEE]
by its Authorised Officer:
Name:
Title:

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SCHEDULE 3
FORM OF POWER OF ATTORNEY

Appointer:	[Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund] / [[name of replacement trustee] as replacement trustee of the Charitable Fund] / [name of New Person] as [successor] to [Asbestos Injuries Compensation Fund Limited] / [name of replacement trustee] in its capacity as trustee for the Charitable Fund] ([ABN]) of [address of Appointer]

Attorney:	AET Structured Finance Services Pty Limited (ABN 12 106 424 088) (Guarantee Trustee) of 80 Alfred Street, Milsons Point NSW 2061 and each Authorised Officer of the Guarantee Trustee from time to time individually

Date:	[date of power of attorney]
1.	APPOINTMENT
Subject to clause 4, the Appointer irrevocably and for valuable consideration appoints the Attorney to be the Appointer’s attorney. This appointment is of each Attorney individually and any two or more of them jointly.
2.	WHAT THE APPOINTER MAY DO
The Attorney may:
(a)	exercise the right to cast all and any votes attaching to, or to be cast in respect of, the Compensation Debt during the Insolvency of JHINV at, or in connection with, any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding and to the exclusion of the right of the Appointor to exercise all of any such votes for so long as any Finance Money Debt remains outstanding;

(b)	do anything necessary or incidental to such exercise including, without limitation, signing and delivering documents;

(c)	provide an original or copy of this power of attorney to an Insolvency Official for the purpose of establishing the right and entitlement of the Attorney during the

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Insolvency of JHINV to exercise the right to cast all and any votes attaching to, or to be cast in respect of, the Compensation Debt during the Insolvency of JHINV at, or in connection with, any meeting, proceeding or distribution concerning the Insolvency of JHINV; and
(d)	do anything which in the Attorney’s opinion is necessary or desirable to ensure the validity and enforceability of this power of attorney under any applicable law (including, without limitation, stamping or registering this power of attorney or filing this power of attorney with any government authority).
Subject to the terms and conditions set out in the Intercreditor Deed, the Attorney may do these things in the name and on behalf of the Appointer or, if necessary or desirable under any applicable law in the Attorney’s opinion, the Attorney’s name.
3.	GENERAL
3.1	Attorney’s acts valid
Subject to the terms and conditions set out in the Intercreditor Deed, the Appointer declares that all acts, matters and things done by the Attorney in exercising powers under this power of attorney and which are in accordance with the terms and conditions set out in the Intercreditor Deed, will be as valid and effective as if they had been done by the Appointer.
3.2	Benefit to the Attorney
The Attorney may exercise a power under this power of attorney even if:
(a)	it involves a conflict of duty; or

(b)	the Attorney has a personal interest in the doing of that act.
3.3	Governing law
This deed is governed by the law in force in New South Wales. Each party submits to the non-exclusive jurisdiction of the courts of that place.
4.	COMPLIANCE WITH INTERCREDITOR DEED
Notwithstanding any other provision of this Power of Attorney, the Attorney must exercise the rights granted to it under this Power of Attorney in accordance with, and subject to, the terms and conditions set out in the Intercreditor Deed.

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5.	INTERPRETATION
In this power of attorney:
Authorised Officer has the meaning given to it in the Intercreditor Deed.
Charitable Fund has the meaning given to it in the Final Funding Agreement.
Compensation Debt has the meaning given to it in the Intercreditor Deed.
Final Funding Agreement has the meaning given to it in the Intercreditor Deed.
Finance Money Debt has the meaning given to it in the Intercreditor Deed.
Insolvency has the meaning given to it in the Intercreditor Deed.
Insolvency Official has the meaning given to it in the Intercreditor Deed.
Intercreditor Deed means the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Limited, James Hardie Industries N.V and AET Structured Finance Services Pty Limited dated [insert date].
JHINV has the meaning given to it in the Intercreditor Deed.
EXECUTED as a deed poll
Signed, sealed and delivered by [name of Appointer]

[name of signatory]	[name of signatory]
[capacity of signatory]	[capacity of signatory]

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ATTACHMENT A
DICTIONARY AND INTERPRETATION
(CLAUSE 1)
1.	DICTIONARY
In this deed:
Accession Deed means a letter (executed as a deed poll) in the form of Schedule 2 to this deed.
Annual Payment has the meaning given to it in the Final Funding Agreement.
Attorney has the meaning given to it in clause 8.1(a).
Audited Financial Statements means, in respect of a Person and a Financial Year, the audited consolidated financial statements of that Person for that Financial Year prepared in accordance with the following generally accepted accounting principles (GAAP), consistently applied throughout that Financial Year:
(a)	where that Person is Listed at the time the relevant audit report is signed, the generally accepted accounting principles used in that Person’s published financial reports; or

(b)	where that Person is not Listed at that time and paragraph (c) does not apply, US GAAP or such other GAAP as is commonly applied by multinational companies at that time in respect of their financial statements; or

(c)	where that Person is not Listed at that time and it and its subsidiaries operate wholly or predominantly in one jurisdiction, the generally accepted accounting principles of that jurisdiction.
Authorised Officer means:
(a)	in the case of the Guarantee Trustee or a Financier, a director or secretary, or an officer whose title contains the word “director”, “chief”, “head”, “president”, “vice-president”, “executive” or “manager” or a Person performing the functions of any of them, or any other Person nominated by the Guarantee Trustee or the Financier, as the case may be, as an Authorised Officer for the purposes of this deed;

(b)	in the case of the Fund Trustee, a Person appointed by the Fund Trustee and notified to the Guarantee Trustee and the Financiers as an Authorised Officer for

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the purposes of this deed, and whose specimen signature is provided with such notification;
(c)	in the case of JHINV, a managing director of JHINV or a person appointed by JHINV and notified to the Fund Trustee, the NSW Government, the Guarantee Trustee and the Financiers as an Authorised Officer for the purposes of this deed, and whose specimen signature is provided with such notification; and

(d)	in the case of the NSW Government, any person who is a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service at the time the relevant act pursuant to this deed is to be undertaken. The Guarantee Trustee may rely on a statement from any person it reasonably believes is a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service that such person is in fact a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service.
Business Day means a day on which banks are open for business excluding Saturdays, Sundays and public holidays in Sydney, Australia and Amsterdam, The Netherlands.
Charitable Fund has the meaning given to it in the Final Funding Agreement.
Communication has the meaning given to it in clause 11(a).
Compensation Debt means at any time all amounts then due for payment or which will or may become due for payment or that remain unpaid by JHINV in connection with the Guarantee (including all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee), provided that once such amounts have been ascribed a value by an Insolvency Official for the purposes of an Insolvency of JHINV (including acceptance of a proof of debt for such amounts or a lesser amount by an Insolvency Official), a reference to the Compensation Debt is a reference to amounts having that value, provided that if interest is payable on such amount under applicable law, the Compensation Debt also includes such interest as is payable under applicable law (including all interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy or insolvency or any like proceeding whether or not such interest is an allowed claim in such proceeding).
For the avoidance of doubt, the Compensation Debt is only payable once to the Fund Trustee or the NSW Government for the sole benefit of the Fund Trustee in accordance with the terms of the Guarantee, the Final Funding Agreement and the other Related Agreements and nothing in this deed obliges JHINV to pay the same amount to more than one Person.

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Compensation Parties means, subject to clause 5.2, the Fund Trustee and the NSW Government.
Controlled Entity means in respect of a Person, another Person in respect of which the first-mentioned Person is required to consolidate in its Audited Financial Statements but, in the case of JHINV, does not include any Liable Entity (as defined in the Final Funding Agreement) or the Fund Trustee. For the avoidance of doubt, JHINV is not a Controlled Entity of the JHINV Group.
Cross Guarantee (Fund Guaranteed Money) means a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by a member of the JHINV Group (other than JHINV) (Subsidiary Guarantor):
(a)	in favour of the Fund Trustee in respect of the Fund Guaranteed Money;

(b)	on substantially the same terms as a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by the Subsidiary Guarantor in respect of financial accommodation provided by a Person to another member of the JHINV Group;

(c)	which terminates when the guarantee, indemnity or other covenant referred to in paragraph (b) terminates whether by express provision or by operation of law, provided that the Fund Trustee and the NSW Government have entered into a deed on substantially the same terms as this deed in relation to the benefit of any such guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation).
Deed of Accession has the meaning given to it in the Final Funding Agreement.
Discretionary Fund has the meaning given to it in the Final Funding Agreement.
Excluded Lender means any Person to the extent that such Person:
(a)	is a trade creditor;

(b)	has provided any debt on terms that it is to be subordinated to the Compensation Debt;

(c)	has provided any debt or other borrowing which arises pursuant to a derivative:
(i)	relating to equity interests in a member of the JHINV Group; or

(ii)	which is recognised as equity under applicable accounting standards;

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(d)	is a member of the JHINV Group;

(e)	is or becomes a creditor in respect of an amount owing to such Person in its capacity as a shareholder of JHINV or another member of the JHINV Group otherwise than on arm’s length terms;

(f)	provides financial accommodation to a Controlled Entity of the JHINV Group and receives the benefit of a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by a JHINV Group member (other than JHINV), where there is no Cross Guarantee (Fund Guaranteed Money) provided to the Fund Trustee on substantially the same terms as the Guarantee; or

(g)	acquires the rights, as a creditor, of any such Person referred to in any of paragraphs (a) to (f) inclusive or their assignees.
For avoidance of doubt, if a Person has acceded as a Financier in accordance with clause 2.2. in relation to particular debt or borrowings which satisfies the criteria set out clause 2.2 and would not make the relevant Person an Excluded Lender (“Qualifying Debt”) and separately has provided financial accommodation falling within the description of paragraph (f) of this definition of Excluded Lender (“Non-Qualifying Debt”):
(i)	that Person will only be an Excluded Lender in respect of the Non-Qualifying Debt and will continue to be a Financier in respect of the Qualifying Debt; and

(ii)	if that Person waives or releases any rights it may have under any guarantee or indemnity within the description of paragraph (f), then to the extent it would have been an Excluded Lender by virtue of falling within paragraph (f) of this definition of Excluded Lender, that Person will cease to be an Excluded Lender in respect of the relevant financial accommodation.
Final Funding Agreement means the deed dated 21 November 2006 between the NSW Government, JHINV, the Performing Subsidiary and the Fund Trustee which amended and restated the Original Final Funding Agreement.
Finance Document in relation to a Financier means each agreement to which the Financier (whether or not together with any other Person) is a party under which liabilities are owed by JHINV (or another member of the JHINV Group the performance of whose obligations has been guaranteed by JHINV) where such liabilities are, or are

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required to be, included in the JHINV Group’s financial statements or notes thereto as debt or borrowings (including bank loans, letter of credit facilities, derivatives and debt capital markets issues which are, or are required to be, so included or noted) and which is nominated as a “Finance Document” in a Financier Nomination Letter. For the avoidance of doubt, the Finance Guarantee is not a Finance Document.
Finance Guarantee means the deed dated on or about the date of this deed given by JHINV, among other things, guaranteeing the obligations of other members of the JHINV Group in favour of the Guarantee Trustee and the Financiers.
Finance Money Debt means at any time, the total of all amounts then due for payment or which will or may become due for payment or that remain unpaid by JHINV (or another member of the JHINV Group where payment of such amounts has been guaranteed by JHINV under the Finance Guarantee) to any Financier (for its own account or for the account of another Person) pursuant to any Finance Document or to the Guarantee Trustee (for the account of a Financier) under the Finance Guarantee, provided that once such amounts have been ascribed a value by an Insolvency Official for the purposes of an Insolvency of JHINV (including acceptance of a proof of debt for such amounts or a lesser amount by an Insolvency Official), a reference to the Finance Money Debt is a reference to amounts having that value, as ascribed from time to time, provided that in determining such value for the purposes of an Insolvency of JHINV:
(a)	if any Financier (for its own account or for the account of another Person) or the Guarantee Trustee (for the account of a Financier):
(i)	fails to lodge a proof of debt (or similar claim) in an Insolvency of JHINV within the time provided for under applicable law (as such time may be extended by a relevant Insolvency Official); or

(ii)	lodges a proof of debt (or similar claim) in an Insolvency of JHINV and such proof of debt has not been accepted in whole or part by the relevant Insolvency Official (and such decision is not subject to appeal to, or review by, that Insolvency Official or another relevant Insolvency Official and the time for commencing any such appeal, or requesting any such review, has passed), such amount shall be deemed to be zero or, in the case of subparagraph (ii), such amount shall be deemed to be reduced to the extent that it is not accepted by the relevant Insolvency Official;

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(b)	if interest is payable on such amount under applicable law, the Finance Money Debt also includes such interest as is payable under applicable law (including all interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy or insolvency or any like proceeding whether or not such interest is an allowed claim in such proceeding);

(c)	if a Financier enters into, or is otherwise bound by, any conversion of debt to equity (which is not also a distribution subject to paragraph (d) below), then Finance Money Debt shall be deemed to be reduced by the full amount of the face value of the debt (and any applicable interest) so converted; or

(d)	if a Financier receives any money or other property or any other right pursuant to a Reconstruction Event, then Finance Money Debt (and any applicable interest) shall be deemed to be reduced by the full amount of the fair market value of the money, property or right acquired as at the date of receipt.
This definition applies:
(i)	irrespective of the capacity in which JHINV, the other member of the JHINV Group or the Financier became entitled to the amount concerned;

(ii)	irrespective of the capacity in which JHINV, the other member of the JHINV Group or the Financier became liable in respect of the amount concerned;

(iii)	whether JHINV, the other member of the JHINV Group or the Financier is liable as principal debtor, as surety or otherwise;

(iv)	whether JHINV or other member of the JHINV Group is liable alone, or together with another Person;

(v)	even if JHINV or another member of the JHINV Group owes an amount or obligation to the Financier because it was assigned to the Financier, whether or not:
A.	the assignment was before, at the same time as, or after the date of this deed; or

B.	JHINV or another member of the JHINV Group consented to or was aware of the assignment; or

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C.	the assigned obligation was secured;
(vi)	even if this deed was assigned to the Financier, whether or not:
A.	JHINV or another member of the JHINV Group consented to or was aware of the assignment; or

B.	any of the Finance Money Debt was previously unsecured; or
(vii)	if JHINV or another member of the JHINV Group is a trustee, whether or not it has a right of indemnity from the trust fund.
Financial Year means a year ending on 31 March, or if there is any change from time to time to the Financial Year of the JHINV Group, the twelve-month period that ends on the new end date adopted by JHINV except that the first such Financial Year after that change shall be a period of not less than six months and not greater than 18 months ending on the new end date.
Financier means each Person nominated as a “Financier” in a Financier Nomination Letter in accordance with clause 2.2(b) of this deed. A reference to a “Financier” includes the Guarantee Trustee or another agent or trustee acting on behalf of the Financier, but excludes an Excluded Lender.
Financier Nomination Letter means a letter (executed as a deed poll by each party to it) in the form set out in Schedule 1 to this deed and, for the avoidance of doubt, includes, without limitation, such a letter provided to any successor or permitted assign of a Financier.
Fund Guaranteed Money means, subject to the Performing Subsidiary Intercreditor Deed, all amounts that:
(a)	at any time;

(b)	for any reason or any circumstance in connection with any agreement, transaction, instrument (whether negotiable or non-negotiable), document, event, act, omission, matter or thing whatsoever;

(c)	whether at law or otherwise; and

(d)	whether or not of a type but in the contemplation of the parties of the date of this deed,

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are payable, are owing but not currently payable, are contingently owing, or remain unpaid by the Performing Subsidiary to the Fund Trustee under the Final Funding Agreement.
Fund Trustee includes any Replacement Trustee.
Guarantee means the guarantee dated 21 November 2006 given by JHINV, among other things, guaranteeing the obligations of the Performing Subsidiary under the Final Funding Agreement or, subject to compliance with clause 6.1, a guarantee provided in replacement of or in substitution for, or in addition to, that guarantee in accordance with the Final Funding Agreement.
Guarantee Trust means the James Hardie Guarantee Trust established under the Finance Guarantee.
Guarantee Trustee means AET Structured Finance Services Pty Limited or such other Person acting as trustee under the Finance Guarantee (including any New Guarantee Trustee).
Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between JHINV, the NSW Government, the Australian Council of Trade Unions, Unions New South Wales and a representative of certain asbestos victims groups.
Independent Expert means any Person who:
(a)	has relevant and substantive experience and expertise in insolvency proceedings generally and, if applicable, financial restructuring appropriate to undertake the determination referred to in clause 8;

(b)	except to the extent he or she is entitled to be paid fees or reimbursed or indemnified for costs and expenses by the NSW Government in accordance with this deed, has no interest or duty which to his or her knowledge conflicts or may conflict with his or her functions as contemplated under this deed; and

(c)	is not a member of a firm, or a director or employee of a firm or a body owned by the firm, performing any role as advisor, banker, custodian or trustee to the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to the date of appointment under clause 8.
Insolvency Event means, in respect of a Person, the occurrence in respect of that Person of any one or more of the events referred to in paragraphs (a) to (h) of the definition of “Insolvent” .

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Insolvency Official means a custodian, receiver, receiver and manager, trustee, liquidator, provisional liquidator, administrator or any other officer appointed in connection with the Insolvency of JHINV and includes, without limitation:
(a)	a receiver in bankruptcy (curator), an administrator (bewindvoerder) and a liquidator (vereffenaar) appointed under Dutch law or a trustee or debtor in possession in any proceedings under Chapter 7 or Chapter 11 of the US Bankruptcy Code in relation to JHINV (or another member of the JHINV Group in circumstances where the US bankruptcy court has jurisdiction to make an order affecting the nature, timing, quantum or ranking of creditors’ claims against JHINV); and

(b)	where the context so requires, a supervisory judge or a court of competent jurisdiction exercising jurisdiction in respect of the Insolvency of JHINV.
A Person is Insolvent if the Person:
(a)	admits in writing its inability to pay its debts generally as they become due (otherwise then as contemplated in clause 16.6 of the Final Funding Agreement);

(b)	was established under Dutch law and files a petition with any court in the Netherlands in relation to its bankruptcy (faillissement) or seeking an order for a suspension of payments (surseance van betaling);

(c)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the Person under Chapter 7 or Chapter 11 of the US Bankruptcy Code), provided that where the filing is a filing under Chapter 11 of that Code, the Person:
(i)	is at the time of filing unable to pay its debts generally as and when they become due; or

(ii)	in the case of JHINV, after it makes such a filing, fails to pay a JHINV Contribution or other amount under the JHINV Guarantee when such payment would (but for the moratorium granted as a result of that filing) have been due for 30 days after that due date,

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and also provided that, in any such filing under Chapter 11 of that Code a Person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;
(d)	makes an assignment for the benefit of its creditors generally;

(e)	consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;

(f)	consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;

(g)	is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction; or

(h)	is subject to a Wind-Up Event,
and Insolvency has a corresponding meaning.
James Hardie Successor means any entity which will or might pursuant to a restructuring or by any other transaction proposed under, or in connection with, the Insolvency of JHINV acquire the whole or a substantial part of the business or assets of a member of the JHINV Group and which offers or acknowledges an entitlement of the shareholders of JHINV to become shareholders of that entity (disregarding any shareholders to whom it is illegal in their jurisdiction of residence to become such shareholders).
JHIL has the meaning specified in Recital A.
JHINV includes any Parent Entity which has acceded to the Final Funding Agreement in accordance with that document.
JHINV Contribution has the meaning given to it in the Final Funding Agreement.
JHINV Group means JHINV and its Controlled Entities.
Liquidation means, in respect of any Person, the liquidation of all or substantially all of its assets (other than, in the case of JHINV, where the acquirer of all or substantially all of such assets has by deed of accession become bound to observe all the obligations of JHINV under this deed and the JHINV Guarantee and the other Related Agreements to which JHINV is a party) with the intention of distributing the proceeds to creditors or security holders, or a final order directing or requiring such a liquidation is made or entered or deemed to have been made or entered by any court of competent jurisdiction.

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Listed means listed on a stock market of Australian Stock Exchange Limited or any approved foreign exchange (as defined under the Corporations Act 2001 of Australia).
Net Finance Money Debt has the meaning given to it in clause 4.2(a).
New Guarantee Trustee has the meaning given to it in clause 7.1(a).
New Person has the meaning given to it in clause 4.6 of the Final Funding Agreement.
Notice of Voting in Insolvency means a written notice from an Insolvency Official of any matter or matters in connection with the Insolvency of JHINV (or another member of the JHINV Group where the Insolvency of such member is being administered on a combined or consolidated basis with an Insolvency of JHINV including any proceedings or reconstruction pursuant to, or any orders under, Chapter 7 or Chapter 11 of the US Bankruptcy Code which involve both JHINV and such member) and requiring or inviting the casting of votes by creditors of JHINV (or creditors of the companies whose Insolvencies are being administered on a combined or consolidated basis) in relation to such matter or matters.
Option has the meaning given to it in clause 8.3.
Original Final Funding Agreement means the legally binding agreement entitled “Final Funding Agreement” dated 1 December 2005 between JHINV, the Performing Subsidiary and the NSW Government to which the Fund Trustee became a party on 8 June 2006.
Parent Entity means any Person which becomes the ultimate holding company of JHINV.
Performing Subsidiary means James Hardie 117 Pty Limited (formerly known as LGTDD Pty Limited (ACN 116 110 948)) of Level 3, 22 Pitt Street, Sydney NSW 2000 or any other subsidiary of JHINV substituted for that Person in accordance with the terms of the Final Funding Agreement.
Performing Subsidiary Intercreditor Deed means the deed dated on or about the date of this deed between the NSW Government, the Fund Trustee, the Performing Subsidiary, JHINV and the Guarantee Trustee in its separate capacity as trustee for certain lenders to the Performing Subsidiary (as more fully described in that deed).
Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a Person as the context may require.
Preferred Option has the meaning given to it in clause 8.3(f).

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Proceeds means:
(a)	any amount (in the form of money or any other property) received or recovered by a Compensation Party in respect of the Compensation Debt during an Insolvency of JHINV;

(b)	any amount (in the form of money or any other property) received or recovered by a Compensation Party in connection with the failure by any of them or JHINV to comply with their respective obligations under this deed.
Reconstruction Event means:
(a)	the summoning of a meeting of creditors or the obtaining of an order of a court to do so for the purpose of considering any scheme or plan of arrangement for reconstruction or compromise with creditors;

(b)	a final order for relief under Chapter 11 of the US Bankruptcy Code is entered by a US court;

(c)	a filing by JHINV for a suspension of payments under Dutch law, provided that the Court grants the (provisional) suspension of payments to JHINV;

(d)	any comparable action under the laws of any other jurisdiction occurs having substantially the same effect as the orders described in paragraphs (b) and (c), but in each case none of the aforementioned events will comprise a Reconstruction Event where the proceeding or other action is commenced or initiated by or on behalf of the Fund Trustee or the NSW Government under this deed or the JHINV Guarantee, whether acting alone or together with others, and for this purpose an order will be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
Related Agreement means documents ancillary to the Final Funding Agreement listed in Schedule 1 to the Final Funding Agreement.
Replacement Trustee means any replacement trustee of the Charitable Fund and any New Person, in either case appointed in accordance with the Final Funding Agreement, as a substitute for Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund (or a previously appointed replacement trustee or New Person) as the creditor of:

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(a)	the Performing Subsidiary in respect of the Fund Guaranteed Money and the Final Funding Agreement; and

(b)	JHINV in respect of the Guarantee (including all amounts payable under the guarantee of payment of the Fund Guaranteed Money).
Residual Rights has the meaning given to it in clause 4.4.
Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset. This definition:
(a)	includes any retention of title agreements arising other than in the ordinary course of business; and

(b)	excludes any right of set-off, right to combine accounts, or other similar right or arrangement arising in the ordinary course of business or by operation of law.
Security Provider means a Person (other than JHINV) who at any time is liable by guarantee, indemnity or otherwise alone or jointly, or jointly and individually, to pay or indemnify against non-payment of the Finance Money Debt or the Compensation Debt (as the context requires).
Specified Office means the office or branch through which the Guarantee Trustee (or any New Guarantee Trustee) enters into this deed.
Specified Proportion means:
(a)	if in the Insolvency of JHINV, the votes relating to the Compensation Debt can be proportionately cast in favour of different courses of action:
A.	100 per cent of the amount of the Compensation Debt,
less
B.	such percentage of the Compensation Debt, which when added to all Finance Money Debt owed by JHINV, represents the amount reasonably expected at that time (having regard to the value of the assets of JHINV available for distribution to pay the claims of ordinary unsecured creditors as estimated by the Insolvency Official (or otherwise determined or estimated for the purposes of the relevant Insolvency proceeding in accordance with applicable law) and taking into account

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prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) would be required to enable discharge and satisfaction of the Finance Money Debt in full; or
(b)	if in the Insolvency of JHINV, the votes relating to the Compensation Debt cannot be proportionately cast in favour of different courses of action, 100 per cent of the amount of the Compensation Debt.
Trust Convention means the Convention on the Law applicable to Trusts and on their Recognition 1985.
Trust Deed has the meaning given to it in the Final Funding Agreement.
US GAAP means generally accepted accounting principles as in force in the United States of America and, unless expressly otherwise provided in this deed, means those principles as in force from time to time.
Wind-Up Event means, in respect of a Person, the occurrence of any one or more of the following:
(a)	a final court order is entered that it be wound up or declared bankrupt;

(b)	a liquidator (excluding a provisional liquidator) is appointed to it and the appointment is not subsequently terminated;

(c)	a court declaration of bankruptcy is made in relation to it and is not subsequently withdrawn, struck out, dismissed, vacated or reversed;

(d)	the dissolution of such Person under Dutch law (ontbinding) or the law of any other jurisdiction;

(e)	the declaration of its bankruptcy under Dutch law (faillissement);

(f)	the Liquidation of that Person;

(g)	a final order for relief occurs or is deemed to occur in relation to it under Chapter 7 or Chapter 11 of the US Bankruptcy Code which, when implemented, will result in the Liquidation of that Person; and

(h)	any comparable action occurs under the law of any competent jurisdiction which has a substantially the same effect to paragraphs (a) to (g) of this definition,

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and an order shall be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
2.	INTERPRETATION
In this deed the following rules of interpretation apply unless the contrary intention appears.
(a)	Headings are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and vice versa.

(c)	Words that are gender neutral or gender specific include each gender.

(d)	Where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(e)	The words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation.

(f)	A reference to:
(i)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(ii)	a party or a Financier includes its successors and permitted assigns;

(iii)	a document includes all amendments or supplements to that document;

(iv)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

(v)	this deed includes all schedules and attachments to it;

(vi)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or

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equity or a rule of an applicable official stock exchange and is a reference to that law as amended, consolidated or replaced;
(vii)	an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding whether or not in writing;

(viii)	a monetary amount is in Australian dollars; and

(ix)	the words “to prove for”, “prove” and “right of proof”, when used in connection with a Insolvency proceeding under Dutch law include, without limitation, “filing”, “filing for verification purposes” and “verification procedure”, as the context may require.
(g)	An agreement on the part of two or more persons binds them severally.

(h)	When the day on which something must be done is not a Business Day, that thing must be done on the following Business Day.

(i)	In determining the time of day where relevant to this deed, the relevant time of day is:
(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this deed, the time of day in the place where the party required to perform an obligation is located.
(j)	No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it.
3.	TRUST CONVENTION
It is the express intention of the parties to this deed that each trust constituted by this deed:
(a)	be recognised as a trust in accordance with the terms of this deed in any relevant jurisdiction;

(b)	qualify as a “trust” for the purpose of the Trust Convention; and

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(c)	be recognised as a trust in accordance with the Trust Convention in any jurisdiction where the Trust Convention applies.

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